                                                                     EXHIBIT 2.1


                               ASSET PURCHASE AGREEMENT


    ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of September 19,
1997, by and between GRUNER + JAHR PRINTING & PUBLISHING CO., a Delaware general partnership with its address for the purposes hereof c/o Brown Printing Company, 2300 Brown Avenue, Waseca, MN 53906 ("Seller") and TREASURE CHEST ADVERTISING COMPANY, INC., a Delaware corporation with its address for the purposes hereof at 250 W. Pratt Street, Baltimore, Maryland 21201 ("Purchaser").

    WHEREAS, Seller is engaged, among other things, in the business of offset and rotogravure printing, consisting, in part, of Riverside County Publishing Company, an unincorporated division of Seller operating from facilities in Riverside and San Leandro, California, including (a) those assets of the associated prepress business of PrepSAT operating at the Division and (b) those assets of the West Coast Ink business operating from facilities in San Leandro, California (such operations being referred to as the "Division" and the business carried on at the Division, including the PrepSAT business and the West Coast Ink business there located, as the "Business"),

    WHEREAS, Seller desires to sell substantially all of the assets, properties and rights used in its operations at the Division and the associated Business thereof, and Purchaser desires to purchase the same, all in accordance with the terms and conditions of this Agreement, and

    WHEREAS, Seller will continue in the offset printing business subsequent to the closing of the transactions contemplated hereby, subject to Section 12.2 hereof,

    NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

1. DEFINITIONS. The words "hereof", "herein", "hereto" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Terms defined in the singular shall have a comparable meaning when used in the plural, and VICE VERSA. As used herein, the following terms shall have the following meanings:

ACCOUNTS                     as defined in Section 2.2.1 below

ACCRUED COMPENSATION         items of accrued compensation set forth on Books
                             and Records of Seller and reflected on the line item "Accrued Compensation" on the Pro Forma
                             Balance Sheet

ADJUSTED PURCHASE PRICE      the Purchase Price (as hereafter defined), as
                             increased or decreased by the Working Capital
                             Adjustment (as hereafter defined) and the Property
                             Adjustment (as
                             hereafter defined)

AFFILIATE                    with respect to a given Person (as hereafter
                             defined), any Person directly or indirectly controlling, controlled by or under common control with such Person, and "CONTROL" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the given Person, whether through ownership of voting equities, by contract or otherwise

AGREEMENT                    this Asset Purchase Agreement, together with the
                             Exhibits hereto

ALLOCATION                   the allocation of the Adjusted Purchase Price to
                             the Assets as set forth in Section 3.4 hereunder

ASSETS Assets used in the Business of the Division being sold to Purchaser hereunder, as further set forth in Section 2.2 hereunder

ASSUMED LIABILITIES          liabilities and obligations of the Division being
                             assumed by the Purchaser, as further set forth in
                             Section 2.4 hereunder

BOOKS AND RECORDS            all books, records, ledgers, files, reports or
                             plans, written or electronic, of or maintained by or maintained for the Division, or by Seller solely with respect to the Division

BROWN 401(K) PLAN            as defined in Section 6.13.3 hereunder

BUSINESS                     as defined in the recitals to this Agreement

BUSINESS DAY                 any day other than a Saturday, Sunday, or a day on
                             which banks in New York City are authorized or obligated by law or executive order to close

CASH                         as defined in Section 2.2.1 hereunder

CERCLA the Comprehensive Environmental Response, Compensation and Liability Act, as amended

CERCLIS                      the Comprehensive Response, Compensation Liability
                             Information System List

CLAIM any claim, cause of action, action, lawsuit, litigation, arbitration, administrative proceeding, condemnation proceeding, expropriation proceeding or other legal proceeding, whether by or against Seller and whether any party thereto is private or public

CLOSING the completion of the transaction herein contemplated, as further described in Section 4.1 hereunder

CLOSING DATE                 The fourth Business Day following the date on
                             which all conditions set forth in Section 9 shall have been satisfied or waived, or such other date and time agreed to by Seller and Purchaser

CLOSING DATE BALANCE SHEET   the audited and consolidated balance sheet of the
                             Division as at the Closing Date as prepared in accordance with Section 3.4.2 hereof

CLOSING DATE WORKING CAPITAL Working Capital of the Division as at the Closing
                             Date, as shall be determined from the Closing Date Balance Sheet, in the same manner as the June 30 Working Capital (as hereafter defined) was determined from the Pro Forma June 30 Balance Sheet (as hereafter defined)

CODE                         the Internal Revenue Code of 1986, as amended

CONFIDENTIAL INFORMATION     as defined in Section 2.2.5 hereunder

CONFIDENTIALITY AGREEMENT    a certain confidentiality agreement between Seller
                             and Purchaser dated as of May 27, 1997, in respect of, INTER ALIA, Purchaser's due diligence investigation of the Business and the Division

CUSHION                      as defined in Section 10.2 hereunder

DAMAGES all losses, liabilities, damages, judgments, settlements, penalties and expenses, including without limitation, reasonable fees and expenses of investigation and reasonable attorneys fees and disbursements

DIVISION(S)                  as defined in the recitals to this Agreement

EMPLOYEE BENEFIT PLAN        any severance pay, supplemental unemployment,
                             vacation, leave of absence, incentive or deferred compensation plan or right, or any equity participation or equity appreciation plan or right, or any health, dental, disability, workers' compensation or other insurance plan (including any self-insured arrangements), or any other employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of
                             1974, as amended), or any other employee benefit plan, program, policy or arrangement applicable to or maintained by Seller for the benefit of employees of the Division

ENVIRONMENT                  as defined in Section 6.16.1 hereunder

ENVIRONMENTAL CLAIM          as defined in Section 6.16.1 hereunder

ENVIRONMENTAL CONDITION      as defined in Section 6.16.1 hereunder

ENVIRONMENTAL LAW            as defined in Section 6.16.1 hereunder

ESTIMATED CLOSING DATE
 BALANCE SHEET               Seller's good faith reasonable estimate of the
                             audited and consolidated balance sheet of the Division as of the Closing Date as prepared in accordance with Section 3.3.2 hereof

ESTIMATED CLOSING DATE
  WORKING CAPITAL            Seller's good faith reasonable estimate of the
                             Working Capital of the Division, as shall be determined from the Estimated Closing Date Balance
                             Sheet

ESTIMATED WORKING CAPITAL
  ADJUSTMENT                 The amount calculated by subtracting the June 30
                             Working Capital from the Estimated Closing Date
                             Working Capital

EXCESS PAID LEAVE RESERVE    as defined in Section 3.3.2.1 hereunder

EXCLUDED ASSETS              Assets of the Division not being transferred to
                             Purchaser, as set forth in Section 2.3 hereunder

EXCLUDED LIABILITIES         liabilities and obligations of the Division not
                             being assumed by Purchaser, as set forth in
                             Section 2.5 hereunder

FIXED ASSETS                 as defined in Section 2.2.10 hereunder

GAAP generally accepted accounting principles in the United

                             States

GOVERNMENTAL BODY            any federal, state or municipal or other local
                             court or governmental body or any subdivision, commission, board, bureau, instrumentality, administrative agency, official or other authority thereof

HAZARDOUS SUBSTANCE          any toxic, caustic or otherwise hazardous
                             substance, pollutant or contaminant, including, without limitation, (i) any petroleum or other hydrocarbon products, by-products and derivatives, radon gas, radioactive materials, asbestos in any form that is friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls in amounts in excess permissible levels, (ii) any chemicals, materials or substances defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes",
                             "toxic substances", "toxic pollutants" or words of similar import, under any applicable Environmental
                             Law and (iii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Body or Law

HSR ACT the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended

INTERIM PERIOD               the time from the close of business on June 30,
                             1997 to the close of business on the Closing Date

JUNE 30 FINANCIALS           the audited and consolidated financial statement
                             of the Division, consisting of a balance sheet of the Division as of June 30, 1997 (the "JUNE 30
                             BALANCE SHEET") and a statement of operations and statement of cash flows for the fiscal year then ended for the Division, prepared by Seller and audited by Price Waterhouse LLP, auditors for Seller ("PW") as set forth on Exhibit 6.4 hereto

JUNE 30 WORKING CAPITAL      Working Capital of the Division as at June 30,
                             1997 as determined from the Pro Forma June 30
                             Balance Sheet, the amount of which is $14,293,455

LAW any law, statute, ordinance, rule or regulation of any Governmental Body

LEASE                        as defined in Section 6.7.3 hereunder

LIABILITY                    any liability including any direct or indirect
                             indebtedness, guaranty, endorsement, claim, deficiency, cost, expense, obligation or responsibility (whether absolute, fixed, accrued, contingent or otherwise)

LIEN any lien, security interest, mortgage, pledge, charge, claim, encumbrance, restriction or legal limitation of any kind

MATERIAL CONTRACT            each contract, agreement, plan, arrangement or
                             procedure required to be listed on Exhibit 6.12 pursuant to Section 6.12 hereunder

NOTICE any written notice, notification, demand, request for information, citation, summons or other writing

NOTICE OF DISAGREEMENT       as defined in Section 3.3.4 hereunder

ORDER any judgment, injunction, stipulation, order, writ, award or decree issued by any Governmental Body or any arbitrator, arising in connection with any Claim of any private Person or Governmental Body

PARTNERSHIP AGREEMENT        the partnership agreement of Seller, as amended to
                             date

PERMIT any permit, license, certificate, permission, easement, variance, order, consent, registration, certification, approval or any other authorization of any kind granted by any Governmental Body

PERMITTED ENCUMBRANCES       as defined in Section 2.1 hereunder

PERSON any person, individual, firm, company, corporation, partnership, trust or any other natural or juridical person or entity

PERSONNEL                    any officer or employee of the Division

POST-CLOSING PAYMENT DATE    the date on which the Working Capital Adjustment
                             is to be paid, as set forth in Section 3.4.4.1 hereunder

PREPAIDS                     as defined in Section 2.2.9 hereunder

PRO FORMA JUNE 30
  BALANCE SHEET              June 30 Balance Sheet which has been adjusted to
                             eliminate the Excluded Liabilities and the Excluded Assets; a copy of such Pro Forma June 30
                             Balance Sheet (which specifically sets forth the amount of each such adjustment) is attached as
                             Exhibit 3.3.1 hereto

PROPERTY ADJUSTMENT          as defined in Section 3.3.8 hereunder

PURCHASE PRICE               the amount to be paid by Purchaser to Seller at
                             the Closing, as further set forth in Section 3.1
                             hereunder as adjusted by Section 3.3

PURCHASER                    as defined in the recitals hereto

PURCHASER'S PLANS            as defined in Section 7.6 hereunder

QUOTATION                    as defined in Section 6.14 hereunder

REAL PROPERTY                as defined in Section 2.2.10 hereunder

RECEIPT DATE                 as defined in Section 3.3.4 hereunder

RECEIVABLES                  as defined in Section 2.2.2 hereunder

RELEASE disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like on, under, above, into or upon any land, water or air, or otherwise entering into the Environment, or otherwise, the release or threatened release of a Hazardous Substance, as defined in 42 U.S.C.
                             Section 9601(22)

REMEDIAL ACTION              as defined in Section 6.16.1(iv) hereunder

REQUIRED DELETIONS           as defined in Section 8.3.1 hereunder

RIGHTS                       as defined in Section 2.2.6 hereunder

RIGHTS OF ACTION             as defined in Section 2.2.8 hereunder

SELLER                       as defined in the recitals to this Agreement

SELLER'S OTHER FACILITIES    all plants and facilities of Seller other than the
                             Division

SELLER'S PRINT CUSTOMERS     customers of Seller for work produced at Seller's
                             Other Facilities pursuant to contractual commitments (including Quotations) in force on the Closing Date

SOFTWARE                     as defined in Section 2.2.7 hereunder

TANGIBLE PROPERTY            as defined in Section 2.2.3 hereunder

TAXES all taxes of any nature (including, without limitation, gross receipts, income, estimated, franchise, use or property taxes and customs duties) imposed upon the Seller in respect of the Division or the Business or its property held for the Division by any taxing jurisdiction anywhere in the world, or that any Seller in the Business carried on by the Division is required to collect from others (including, without limitation, taxes imposed on retail sales and amounts that are required to be withheld from payments to employees or to foreign Persons) and all interest, additions to tax, penalties, fines and other amounts that are imposed with respect to any such taxes or amounts

THIRD ACCOUNTING FIRM        as defined in Section 3.3.5 hereunder

TITLE COMPANY                as defined in Section 8.3.1 hereunder

TRANSFER TAX                 a Tax or similar governmental imposition, imposed
                             as a result of the transactions contemplated by this Agreement upon the sale or other transfer of a particular asset or assets based upon the sale price, market value or similar measure of the assets transferred (but not including any income, franchise, gross receipts or similar Tax that is measured by net or gross income) regardless of whether Seller or Purchaser is exclusively or primarily liable for such tax or imposition, and all interest, additions to tax, penalties, fines and other amounts that are imposed with respect to such tax or imposition.

TRANSFERRED EMPLOYEES        as defined in Section 11.1.1 hereunder

WARN ACT the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state law

WORK PAPERS                  as defined in Section 3.3.4 hereunder

WORKING CAPITAL              current assets minus current liabilities

WORKING CAPITAL ADJUSTMENT   the amount calculated by subtracting the Estimated
                             Closing Date Working Capital from the Closing Date
                             Working Capital

WORKING CAPITAL REPORT       as defined in Section 3.3.6.2 hereunder


2.  PURCHASE AND SALE OF ASSETS AND ASSUMPTION OF LIABILITIES
   2.1. PURCHASE AND SALE OF ASSETS. Subject to the terms and conditions hereof, Seller agrees to sell, transfer, assign and deliver to Purchaser on the Closing Date, effective as of the close of business on the Closing Date, to Purchaser, and Purchaser agrees to buy from Seller, all of Seller's rights, title and interest in and to the Assets, free and clear of all Liens, except for those Liens (the "Permitted Encumbrances") described on Exhibit 2.1 hereto.

   2.2.  DEFINITION OF ASSETS.    "Assets" shall mean all of the assets,
properties and rights of Seller of every kind and description, whether real or personal, tangible or intangible, and wherever situated, relating to the operation of the Division and the Business, except the Excluded Assets. Assets shall include, but not be limited to, the following categories of assets held by, owned by or, in the case of a leasehold interest, leased by Seller, but only in respect of the Division or the Business, in each case whether or not reflected on the June 30 Balance Sheet, as of the Closing:

       2.2.1. all cash or cash equivalents, whether in hand or held in accounts with banks or other financial institutions, held and owned as of the Closing Date (respectively, "Cash" and "Accounts");

       2.2.2. all accounts receivable, notes receivable or other receivables ("Receivables");

       2.2.3. all machinery, equipment, inventory, unbilled work in process, raw material, office furniture, fixtures, leasehold improvements, computers, cameras, copiers, tools, vehicles, maintenance and other supplies, goods and other tangible personal property of the Division and used or held for use in the Business, including leasehold interests in tangible personal property ("Tangible Property");

       2.2.4. all agreements, contracts, purchase orders, commitments, leases, plans, bids, Quotations, proposals, Permits, instruments and other documents relating to the Business, to the extent assignable to Purchaser ("Assumed Contracts"), including the Material Contracts set forth on Exhibit 6.12 hereto;

       2.2.5. all technologies, methods, formulations, databases, customer lists, trade secrets, production methods and techniques, know-how, inventions, training programs, and other intellectual property and confidential information used in the Business or under development for use in the Business ("Confidential Information");

       2.2.6. all rights (whether pursuant to oral or written licenses or otherwise) under any patent, trademark, service mark (and in the case of trademarks or service marks, the goodwill of the Business symbolized by and associated with such mark), logo, trade name or copyright used in the Business, whether owned or used subject to license granted by third parties, and whether registered or unregistered, and any applications for registration thereof, including the following corporate or business names: Riverside County Publishing Company; First Western Graphics; and West Coast Ink and including the exclusive rights to the copyright(s) in the database currently used in the Business with respect to Rite Aid ("Rights");

       2.2.7. all computer software used in the Business and created or owned by Seller, including documentation and available object and source codes, whether for the purposes of assisting the Business as currently carried on or for third party training purposes ("Software")

       2.2.8. all of Seller's Claims and other rights, causes of action, choses in action and rights of recovery against third parties relating to the Business or the Assets, including without limitation all rights under express or implied warranties relating to any of the foregoing Assets to the extent any claims now do or by the Closing Date will exist with respect to the Business or any of the Assets ("Rights of Action");

       2.2.9. all rights arising from the prepayment of any expenses or obligations of Seller, which by their terms are not due for payment until subsequent to the Closing Date ("Prepaids");

       2.2.10. all fixed assets, all real property and all real property to which Seller has the right to acquire a fee interest ("Fixed Assets"), including any buildings, structures, installations, fixtures and improvements thereon or appurtenances belonging thereto, and all licenses and permits relating thereto, including (i) all real property owned by Seller listed on Exhibit 6.7.3(1) hereto ("Real Property") and (ii) all real property leased by Seller listed on
Exhibit 6.7.3(2) hereto ("Leased Real Property");

       2.2.11. to the extent assignable, all Permits relating to the foregoing Assets or otherwise to the Business;

       2.2.12. all information, files, books, records, data, plans and recorded knowledge, including customer and supplier records, related to the foregoing Assets or otherwise to the Business ("Books and Records").

   2.3. EXCLUDED ASSETS. Anything contained in this Agreement to the contrary notwithstanding, the Assets shall not include all of the assets, properties and rights of Seller of every kind, nature and description (whether real or personal, tangible or intangible, and wherever situated) which are not used in, arising from or relating to the Business, and any of the following assets, properties or rights of Seller as of the Closing Date (collectively, the "Excluded Assets"):

       2.3.1 any assets of any nature owned or leased by Seller and used exclusively at or held in respect of any plant, facility or operations other than the Division or any business other than the Business;

       2.3.2 any right which accrues or will accrue to Seller under this Agreement;

       2.3.3. any right to any of Seller's claims for any federal, state, local or foreign tax refund with respect to the Division or the Business.

       2.3.4. any asset of any Employee Benefit Plan (as set forth in Section
6.13 hereof);

       2.3.5 any right (including logos or other associated rights) with respect to the use of the names "Gruner + Jahr" or "G+J" or "Brown" or "PrepSAT" (subject to Section 12.2);

       2.3.6  Seller's insurance contracts and policies;

       2.3.7 with respect to Software and Confidential Information, (i) Seller shall retain ownership of and have the right to use any Software and Confidential Information which is currently used in both the Business and in the Seller's other businesses for its own purposes after the Closing Date, and no exclusive rights to such Software or Confidential Information are meant to be hereby granted, PROVIDED that the Purchaser shall receive the right to use the same if used at the Division in the ordinary course of its business prior to the Closing Date, and (ii) Software shall not include software licensed by third parties to Seller unless the right to use such Software is transferable with consent or payment, (which may be obtained or payment made by Purchaser at its election); PROVIDED that Software will not include any master license agreement which covers the Business and Seller's other businesses so long as Purchaser is given the right to use such Software (other than Software used by Seller under a master license agreement) which is commercially available on a "shrink-wrap" basis);

       2.3.8 Books and Records, to the extent consisting of (i) tax returns and corporate or similar organizational records of Seller, and (ii) any other documents or instruments which Seller is required by any Law to maintain in original form, but in such cases, Purchaser shall have the right to have examine the same and make copies thereof and to use such originals in any case required as best evidence; or

       2.3.9  any asset, property or right set forth on Exhibit 2.3.9 hereto.

   2.4. ASSUMPTION OF LIABILITIES. Subject to the terms and conditions of this Agreement and except with respect to the Excluded Liabilities described in
Section 2.5 hereunder, on the Closing Date, Purchaser shall assume and agree to pay, perform or discharge, as appropriate and when due (the "Assumed Liabilities"):

       2.4.1. all current and long-term Liabilities set forth on the June 30 Balance Sheet unless paid, performed or discharged during the Interim Period (including any amounts of Accrued Compensation thereon stated);

       2.4.2. all current and long-term Liabilities of the Division or of Seller in respect of the Business incurred during the Interim Period in the ordinary course of the Business in compliance with Section 8 (including any amounts of Accrued Compensation); and

       2.4.3. all of Seller's obligations of performance under the Leases and the Assumed Contracts which are assigned to the Purchaser and which arise on or after the Closing Date.

   2.5. EXCLUDED LIABILITIES. Anything in this Agreement to the contrary notwithstanding, Purchaser shall not assume nor bear any responsibility with respect to the payment, performance or discharge any of the following ("Excluded Liabilities"), and the Assumed Liabilities shall not include:

       2.5.1. any liability or obligation of Seller or any of its affiliates relating to or associated with the businesses or properties of Seller or its affiliates other than the Business except if reflected on the June 30 Balance Sheet;

       2.5.2. any liability or obligation related to the Excluded Assets, except to the extent specifically set forth in this Agreement;

       2.5.3. any liability or obligation for which Seller is obligated to indemnify Purchaser pursuant to this Agreement or which may be (i) reflected on the June 30 Balance Sheet or (ii) incurred in the ordinary course of the Business during the Interim Period, in the case of (i) or (ii) which Seller has agreed to pay or bear subsequent to the Closing Date pursuant to the terms of this Agreement;

       2.5.4. all liabilities for any Taxes (other than Transfer Taxes arising in connection with the Transactions herein contemplated) payable with respect to the Assets or Seller's operations or income for any periods ending on or prior to the Closing;

       2.5.5. all liabilities and obligations arising from any rights or Claims of customers of the Business for returns, exchanges, credits or otherwise, but only to the extent such rights or

Claims (i) relate to any pre-Closing work and (ii) in the aggregate, exceed any reserve for such items reflected on the Closing Date Balance Sheet;

       2.5.6. all liabilities of Seller under Employee Benefit Plans (other than the liabilities assumed by Purchaser pursuant to Section 11.3) relating to Transferred Employees (including liabilities for benefits owned with respect to former employees who were retired as of Closing);
       2.5.7. all liabilities and obligations, if any, for payment to Seller or its affiliates for management, administrative services or other internal Seller allocations (other than obligations in connection with any transition services arrangement entered into in connection with the transactions consummated hereby); and

       2.5.8. any liability or obligation set forth on Exhibit 2.5 hereto.

3.  PURCHASE PRICE
   3.1. PURCHASE PRICE. Subject to the terms and conditions of this Agreement, Purchaser will purchase the Assets from Seller and will pay Seller the sum of $105,500,000 (One Hundred Five Million Five Hundred Thousand U.S. dollars; the "Purchase Price") at the Closing. The Purchase Price shall be paid by Purchaser to Seller on the Closing Date by wire transfer of immediately available funds to such bank and account in the United States as Seller shall designate in writing to Purchaser at least three (3) Business Days prior to the Closing Date. In addition to paying the Purchase Price to Seller, Purchaser will assume at the Closing and agree to pay, discharge or perform, as appropriate and when due, the Assumed Liabilities to the extent and as provided herein.


   3.2.  TRANSFER TAXES.
       3.2.1. Purchaser shall be responsible for and shall pay, in addition to the Purchase Price, all Transfer Taxes.

       3.2.2. Promptly after the execution of this Agreement, Seller, Purchaser and their respective tax advisors shall confer with the aim of determining the nature, amount and method specified by law for the payment of each Transfer Tax. If Seller and Purchaser are not able to agree to such a determination, Seller or Purchaser or both, as may be required by law, shall file a return or report of each Transfer Tax in accordance with its good faith judgment, and

                   (a) to the extent that Seller is required to collect a Transfer Tax from Purchaser, Purchaser shall pay to Seller the amount of such tax that in Purchaser's good faith judgment Seller is required to collect from Purchaser, at the time Seller is required to collect it,

                   (b) to the extent that a Transfer Tax not described in the preceding paragraph is imposed on Seller, Purchaser shall pay to Seller the amount of such tax that in Purchaser's good faith judgment is imposed on Seller, not later than five (5) days before Seller is obligated to pay such tax, and

                   (c) the amount of each Transfer Tax with respect to which Seller and Purchaser were not able to agree shall be determined by the Third Accounting Firm using procedures as similar as practicable to those set forth in Section 3.4.6 and the subsections thereof. The amount of any Transfer Tax as so determined that was not previously paid by Purchaser shall bear interest at the rate announced in New York City from time to time by Chase Manhattan Bank, N.A. as its prime rate, from the date Purchaser is required to make a payment to Seller under whichever of Section 3.2.2(a) or (b) shall apply to the tax in question to the date such amount is paid by Purchaser.

   3.3.  ESTIMATED CLOSING DATE BALANCE SHEET

       3.3.1. Ten (10) days prior to the anticipated Closing Date, Seller shall prepare and deliver to Purchaser, and Purchaser and Purchaser's accountants shall jointly review, (i) the Estimated Closing Date Balance Sheet, (ii) Seller's calculation of the Estimated Closing Date Working Capital and (iii) Seller's calculation of the Estimated Working Capital Adjustment.

             3.3.1.1. If the Estimated Working Capital Adjustment is a positive amount, the Purchase Price shall be increased by an amount equal to the Estimated Working Capital Adjustment.

             3.3.1.2. If the Estimated Working Capital Adjustment is a negative amount, the Purchase Price shall be decreased by an amount equal to the Estimated Working Capital Adjustment.

       3.3.2. The Estimated Closing Date Balance Sheet shall be prepared in accordance with GAAP applied in a manner consistent with the preparation of the June 30 Balance Sheet. During the period from the date of this Agreement to the Closing, Seller shall (i) provide Purchaser and its representatives full access at all reasonable business hours to the facilities at the Division and further, to the Personnel and Books and Records of Seller associated with the Business and (ii) cooperate fully with Purchaser and its representatives, including without limitation, the provision on a timely basis of all information reasonably requested in connection with the Estimated Closing Date Balance Sheet and the calculation of the Estimated Working Capital Adjustment.
Notwithstanding the first sentence of this Section 3.3.2, (A) Seller shall state reserves in accordance with GAAP on the Estimated Closing Date Balance Sheet for vacation pay, sick leave and similar paid leave time for Transferred Employees as if all such Transferred Employees were terminated as of the close of business on the Closing Date and (B) Excluded Assets and Excluded Liabilities shall not be reflected on the Estimated Closing Date Balance Sheet.

   3.4.  POST-CLOSING ADJUSTMENT

       3.4.1. Within sixty (60) days after the Closing Date, Purchaser shall, with the full cooperation of Seller, prepare and deliver to Seller (i) the Closing Date Balance Sheet (ii) Purchaser's calculation of the Closing Date Working Capital and (iii) Purchaser's calculation of the Working Capital Adjustment.

             3.4.1.1. If the Working Capital Adjustment is a positive amount, Purchaser shall pay Seller an amount equal to the Working Capital Adjustment, dollar for dollar, on the Post-Closing Payment Date;

             3.4.1.2. If the Working Capital Adjustment is a negative amount, Seller shall pay Purchaser an amount equal to the absolute amount of the Working Capital Adjustment, dollar for dollar, on the Post-Closing Payment Date;

             3.4.1.3. The payment of the Working Capital Adjustment shall be made by a wire transfer of the amount thereof on the Post-Closing Payment Date to such account as the recipient thereof shall advise the payor thereof at least three (3) Business Days prior to the Post-Closing Payment Date.

             3.4.2. The Closing Date Balance Sheet shall be prepared in accordance with GAAP applied in a manner consistent with the preparation of the June 30 Balance Sheet. For purposes of this Section 3.4.2, Purchaser shall after the delivery of the Closing Date Balance Sheet permit Seller and its representatives reasonable access at all reasonable business hours to the facilities at the Division, and further, to the Personnel and Books and Records as set forth in Section 3.4.3 below. Notwithstanding the first sentence of this
Section 3.4.2:

             3.4.2.1. Purchaser shall state reserves in accordance with GAAP, on the Closing Date Balance Sheet for vacation pay, sick leave and similar paid leave time for Transferred Employees as if all such Transferred Employees were terminated as of the close of business on the Closing Date; and

             3.4.2.2. Excluded Assets and Excluded Liabilities shall not be reflected on the Closing Date Balance Sheet.

       3.4.3. In connection with the foregoing and during such time as Purchaser shall require to fulfill its obligations pursuant to Section 3.4.1 and
3.4.2 above, Seller shall (a) maintain at their current locations and make available to Purchaser all Books and Records reasonably required by Purchaser to review the June 30 Balance Sheet, the Pro Forma June 30 Balance Sheet, the Estimated Closing Date Balance Sheet and the calculation of the Estimated Closing Date Working Capital, and (b) make reasonably available to Purchaser, all Personnel who, prior to the Closing Date, had material responsibility for the preparation of financial statements of the Division, for the purpose of assisting in Purchaser's preparation of the Closing Date Balance Sheet and calculation of Closing Date Working Capital. In addition, for purposes of preparing the Closing Date Balance Sheets and the calculation of the Closing Date Working Capital, Seller shall use all reasonable efforts to provide Purchaser and its accountants with access to the working papers, trial balances and similar materials of PW and Seller. In connection with this Section 3.4 and during such time as Seller shall require to fulfill its rights to review pursuant to Section 3.4.4 below, Purchaser shall (a) maintain at their current locations and make available to Seller all Books and Records reasonably required by Seller to review the Closing Date Balance Sheet and the calculation of the Closing Date Working Capital, and (b) make reasonably available to Seller, all Transferred Employees and other employees of Purchaser who, following the Closing Date, had material responsibility for the preparation of the Closing Date Balance Sheet, for the purpose of assisting in Seller's review of the Closing Date Balance Sheet and Closing Date Working Capital.

       3.4.4. During the 30 days immediately following the date on which Seller shall have received the Closing Date Balance Sheet from Purchaser ("Receipt Date"), Seller and PW shall be entitled to review the Closing Date Balance Sheet and Purchaser shall use all reasonable efforts to provide Seller and PW with access to any working papers, trial balances and similar materials (generally, "Work Papers") relating to the Closing Date Balance Sheet prepared by Purchaser. The Closing Date Balance Sheet shall become final and binding upon the parties on the earlier of (a) the date on which the parties agree in writing that such Closing Date Balance Sheet is correct, or (b) the thirty-first day following the Receipt Date, unless Seller gives Notice to Purchaser of its disagreement with the Closing Date Balance Sheet or any portion thereof (a "Notice of Disagreement") on or prior to the thirtieth day following the Receipt Date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted and the amount in dispute.

             3.4.4.1. If no such Notice of Disagreement is given, the Post-Closing Payment Date shall be the fortieth day following the Receipt Date, or if not a Business Day, the next following Business Day.

             3.4.4.2. If a timely Notice of Disagreement is received by Purchaser, then the Post-Closing Payment Date shall be the tenth day following the earlier of (i) the date the parties hereto resolve in writing all differences with respect to any Notice of Disagreement, and agree on the amount of the Post-Closing Payment or (ii) the date any matters in dispute are finally resolved in writing by the Third Accounting Firm (as defined below), or if not a Business Day, the next following Business Day.

       3.4.5. During the fifteen (15) days immediately following the delivery of any Notice of Disagreement, Purchaser and Seller shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in such Notice of Disagreement and shall provide each other with access to their Work Papers. Unless resolved in writing by the parties, at the end of such fifteen (15) day period, Seller and Purchaser shall submit to a mutually acceptable independent "Big 6" public accounting firm (the "Third Accounting Firm") for review and resolution any and all matters which remain in dispute and which were included in any Notice of Disagreement.

       3.4.6. The Third Accounting Firm shall be such independent Big 6 public accounting firm, excluding Deloitte & Touche LLP (Purchaser's accountants, and herein, "DT") and PW, as shall be agreed upon by Seller and Purchaser in writing or, if Purchaser and Seller cannot so agree within such fifteen (15) day period, by lot from among the remaining independent Big 6 public accounting firms willing to act. The Third Accounting Firm shall be requested to reach a decision in good faith in accordance with the terms of this Agreement as to each item in dispute, and not later than ninety (90) days after the reference to it of the dispute.

             3.4.6.1. Each of Seller and Purchaser, as applicable, shall provide, the Third Accounting Firm with access to employees of Purchaser (including any Transferred Employees) responsible for the preparation of the Closing Date Balance Sheet and of Seller responsible for the preparation of the June 30 Balance Sheet, the Pro Forma June 30 Balance Sheet and the Estimated Closing Balance Sheet, and Purchaser shall use all reasonable efforts to provide the Third Accounting Firm with access to the Books and Records of Purchaser (including Work Papers, trial balances and similar materials, whether in the hands of Purchaser or DT, in respect of the Closing Date Balance Sheet) and Seller shall use all reasonable efforts to provide the Third Accounting Firm with access to the Books and Records of Seller (including Work Papers, trial balances and similar materials, whether in the hands of Seller or PW, in respect of the June 30 Balance Sheet and the Pro Forma June 30 Balance Sheet) as it may reasonably request. The Third Accounting Firm shall, acting as experts and not arbitrators, determine on the basis of GAAP and in accordance with the terms of this Agreement the differences so submitted, including the determination of what adjustments, if any, must be made in one or more items reflected on the Closing Date Balance Sheet. As to each such item disputed in any Notice of Dispute, the Third Accounting Firm may agree with Purchaser, or with Seller's Notice of Dispute, or may reach an independent conclusion as to the issue in contention, but shall make such conclusion based on matters or issues of fact as they existed on the Closing Date and subject to the terms of this Agreement. Each of Seller and Purchaser shall be permitted to make a presentation of their position to the Third Accounting Firm, and the Third Accounting Firm may determine whether such presentations shall be made individually by each of the parties hereto or in each other's presence, and whether it desires more than one such presentation. The determination of the Third Accounting Firm shall be determined in accordance with the provisions of this Agreement.

             3.4.6.2. Upon reaching its conclusion with respect to all items in dispute, the Third Accounting Firm shall be requested to provide each of Purchaser and Seller with a final, written report of its resolution and decision of each item in dispute, and its calculation of the Closing Date Working Capital and the Working Capital Adjustment as defined herein (the "Working Capital Report"). The Working Capital Report shall be final, conclusive and binding upon the parties, as of the date delivered by the Third Accounting Firm, and not subject to collateral attack by the parties.

       3.4.7. If the Working Capital Report results in a change in the Working Capital Adjustment from that determined by Purchaser in excess of $100,000 in favor of Seller, the costs and expenses of the Third Accounting Firm shall be borne by Purchaser, and Purchaser shall reimburse Seller for its reasonable costs and expenses incurred in the dispute subsequent to issuance of the Notice of Disagreement. If the Working Capital Report results in no change in the Working Capital Adjustment from that determined by Purchaser (or a change in favor of Purchaser), the costs and expenses of the Third Accounting Firm shall be borne by Seller, and Seller shall reimburse Purchaser for its reasonable costs and expenses incurred in the dispute subsequent to receipt of the Notice of Disagreement. Otherwise, Purchaser and Seller shall bear the costs and expenses of the Third Accounting Firm equally, and shall each bear their own costs and expenses in any disputes with respect to the calculation of the final Working Capital Adjustment.

       3.4.8. Within ten (10) Business Days after the Closing, Seller and Purchaser shall apportion, (i) all real and personal property Taxes (other than Transfer Taxes) for the current taxable year attributable to or otherwise relating to the Assets or the Business on a per diem basis in accordance with the method described in Section 164(d)(1) of the Code and regulations promulgated thereunder, and (ii) in an equitable manner as of close of business on the Closing Date, all rents, additional rents, utility charges, water and sewer rents and all other amounts payable by Seller pursuant to the provisions of the Leases or otherwise relating to the Real Property (the "Property Adjustment"), and any net amount owed by one party to the other shall be promptly paid.


       3.4.9. To the extent that any matter or item shall cause an adjustment to Working Capital or otherwise to be reflected in the Working Capital Adjustment, Purchaser shall make no claim that such matter or item may also constitute a basis for indemnification for a breach of any representation, warranty or covenant herein relating to such matter or item.

   3.5. ALLOCATION. Seller and Purchaser agree that an allocation among the Assets of the Adjusted Purchase Price will be determined with the assistance of DT and PW, in accordance with the guidelines of the Internal Revenue Service, and Seller and Purchaser will use their best efforts to reach agreement as to a fair and equitable allocation within thirty (30) days following the Post-Payment Closing Date. Each of Seller and Purchaser shall report, and to the extent relevant shall cause each person controlled by it to report, the tax consequences of such sale in a manner consistent with the Allocation, and shall not take any position inconsistent therewith.

4.  CLOSING

   4.1. PLACE AND TIME OF CLOSING. The Closing shall take place on the Closing Date, at the offices of Seller's counsel, Fox Horan & Camerini LLP, One Broadway, New York, New York 10004, commencing at 10:00 A.M., local time.

   4.2. ITEMS TO BE DELIVERED AT CLOSING. At the Closing and subject to the terms and conditions herein contained, the parties shall execute and deliver such agreements and instruments as set forth herein for the purposes of transferring the Assets and the Assumed Liabilities and assigning the Assumed Contracts and to do such other things as may require the signatures of Purchaser and Seller, all in form and substance as reasonably approved by the other party prior to the Closing Date.

       4.2.1. Seller shall deliver to Purchaser the following:

             4.2.1.1. (i) such bills of sale (including a general bill of sale and assignment), assignments (including assignments and assumptions of the Assumed Liabilities, the Assumed

Contracts and the Leases) and other good and sufficient instruments and documents of conveyance and transfer (including without limitation all documents that may be required for recording purposes) as shall be necessary and effective to convey, transfer and assign to, and vest in, Purchaser all of Seller's right, title and interest in and to all of the Assets, (ii) such grant deeds (collectively, the "Deeds"), duly executed and in recordable form and otherwise in form and substance reasonably satisfactory to Purchaser and its counsel, which shall be effective to vest in Purchaser good and valid fee simple title to the Real Property, in each case free and clear of all Liens, except for the Permitted Encumbrances and (iii) valid and subsisting Certificates of Occupancy or equivalent required certificates of compliance (or evidence that none was needed) covering the building(s) and all the other improvements covering the Real Property described on Exhibit 6.7.3(1);

             4.2.1.2. a certificate of the President or a Vice President of Seller's Managing Partner, dated the Closing Date, certifying that (i) Seller has performed or complied with all agreements and conditions required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date, and (ii) the representations and warranties of Seller contained in Section 6 of this Agreement are true and correct in all material respects on the Closing Date with the same effect as though made on the Closing Date, except for any such representation or warranty that was expressly made as of a specific date or time;

             4.2.1.3. an incumbency certificate of the Secretary of Seller's Managing Partner, dated the Closing Date, including specimen signatures, together with a certificate of the Secretary of Seller's Managing Partner, dated the Closing Date, certifying that all actions required pursuant to Seller's partnership agreement (as amended through the Closing Date) have been duly and timely taken in order to authorize and empower Seller, by the officers of its Managing Partner, to enter into this Agreement and to perform in accordance with its terms; and

             4.2.1.4. an opinion of (i) Walter, Conston, Alexander & Green, general counsel to Seller, generally in the form attached as Exhibit 4.2A and otherwise in form and substance reasonably satisfactory to Purchaser and (ii) Fox Horan & Camerini LLP, special counsel to Seller, in the form attached as
Exhibit 4.2B and otherwise in form and substance satisfactory to Purchaser.

             4.2.1.5. (a) a Certification of Nonforeign Status in accordance with Sections 897 and 1445 of the Code and the regulations promulgated thereunder and (b) a written certificate certifying as to Seller's residential status in California under Sections 18805 and 26131 of the California Revenue and Taxation Code (collectively, the "Certifications"), PROVIDED, HOWEVER, that if the Seller fails to deliver the Certifications at the Closing, the Purchaser shall deduct and withhold from the Purchase Price the sum required by law to be so withheld and shall remit such amount to the Internal Revenue Service ("IRS") or the California Department of Taxation and Revenue, as the case may be. In the event of such withholding by Purchaser, Seller's obligations hereunder shall not be excused or otherwise affected. In the event of a claim by Seller for over-withholding, Seller shall be limited to action solely against the IRS or the California Department of Taxation and Revenue, as the case may be, for a refund, and Seller hereby waives any right to action against Purchaser on account of such withholding.

       4.2.2. Purchaser shall deliver to Seller the following:

             4.2.2.1. cash, in an amount equal to the Purchase Price, by wire transfer of immediately available funds as provided in Section 3.1 above;

             4.2.2.2. such instruments as are described in Section 4.2.1.1 as shall require the execution and delivery thereof by Purchaser;

             4.2.2.3. a certificate of an authorized officer of Purchaser, dated the Closing Date, certifying that (i) Purchaser has performed or complied with all agreements and conditions required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date and (ii) the representations and warranties of Purchaser contained in Section 7 of this Agreement are true and correct in all material respects on the Closing Date with the same effect as though made on the Closing Date, except for any such representation or warranty that was expressly made as of a specific date or time; and

             4.2.2.4. an incumbency certificate of the Secretary of Purchaser, including specimen signatures, together with a certificate of the Secretary of Purchaser dated the Closing Date, certifying that all actions required pursuant to Seller's certificate of incorporation and by-laws have been duly and timely taken in order to authorize and empower Seller to enter into this Agreement and to perform in accordance with its terms.

             4.2.2.5. an opinion of (i) the Vice President and Associate General Counsel of Purchaser, in the form attached as Exhibit 4.2C and otherwise in form and substance satisfactory to Seller and (ii) Howard, Darby & Levin, in the form attached as Exhibit 4.2D and otherwise in form and substance satisfactory to Seller.

   4.3.  THIRD PARTY CONSENTS.

       4.3.1. To the extent that Seller's rights under any Assumed Contracts, Assumed Liability, Lease or any other Asset (including any claim or right to any benefit arising thereunder or resulting therefrom), to be assigned to Purchaser hereunder may not be assigned without the consent of another person which has not been obtained by Seller prior to the Closing, neither this Agreement nor any of the instruments of transfer, assignment or conveyance as set forth above shall constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller shall use all reasonable efforts to obtain any such required consents as promptly as possible after the Closing Date (including any postponed Closing Date). If (i) any such consent has not been obtained or (ii) any attempted assignment would be ineffective or would impair Purchaser's rights under the instrument in question so that Purchaser would not in effect acquire the benefit of all such rights, then Seller, to the maximum extent permitted by law and the instrument, shall act as Purchaser's agent in order to obtain for Purchaser the benefits thereunder subsequent to the Closing Date and, as may be appropriate, shall cooperate with Purchaser in any other reasonable arrangement designed to provide to

Purchaser with the benefits of such instrument (including without limitation by entering into a subleasing, subcontracting, or equivalent alternate arrangement).

       4.3.2. If, prior to the Closing Date, Purchaser determines in its sole discretion that it does not wish to assume that certain agreement listed as item 1 to Exhibit 6.12(ii), Purchaser shall notify Seller, and the parties shall agree that such agreement shall be an Excluded Asset and the liabilities associated with such agreement shall be Excluded Liabilities. Furthermore, in the event Seller is notified pursuant to the preceding sentence, Purchaser and Seller shall enter into a subcontracting arrangement pursuant to which Seller shall act as Purchaser's agent with respect to such agreement and shall take all actions necessary to obtain for Purchaser all of the benefits thereunder. In connection with such arrangement, (a) Seller shall (i) comply with all obligations under such agreement and (ii) without further consideration therefor pay and remit to Purchaser promptly all monies, rights and other considerations received in respect of Seller's performance of the obligations under such agreement and (b) Purchaser shall reimburse Seller for all costs and expenses incurred by Seller in complying with the obligations under such agreement. The arrangement set forth in this Section 4.3.2 shall terminate on the one-year anniversary of the termination or expiration of the agreement referred to in this Section 4.3.2.;

   4.4. FURTHER ASSURANCES. From time to time after the Closing Date, Seller agrees to execute, acknowledge and deliver to Purchaser such other instruments of conveyance and transfer, to take such other actions and to execute and deliver such other documents, certifications and further assurances as Purchaser may reasonably request in order to vest more effectively in Purchaser, or to put Purchaser more fully in possession of, any of the Assets, or to better enable Purchaser to complete, perform or discharge any of the liabilities or obligations assumed by Purchaser at the Closing.

   4.5. EFFECTIVE TIME. The parties agree that in the event that the Closing occurs, the effective date and time of the Closing shall be 5 A.M. (Pacific Standard Time) on the day immediately following the Closing Date.

5.  EXHIBITS; DISCLOSURE AND RELIANCE

   5.1. EXHIBITS TO AGREEMENT. Seller has previously prepared and, simultaneously with the delivery of its executed copy hereof, has delivered the Exhibits (dated the date hereof and certified by Seller as complete) setting forth certain information required to be provided to Purchaser under the terms of this Agreement (the "Exhibits"). The Exhibits are hereby incorporated into, and made a part of, Seller's representations, warranties and covenants for all purposes of this Agreement.


   5.2. SINGLE DISCLOSURE; NO ADMISSION. Any item disclosed for any one purpose in any Exhibit shall not be deemed disclosed for any other purpose in such or any other Exhibit unless expressly provided otherwise herein. The inclusion of any information in any Exhibit shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required to be disclosed or otherwise set forth in any of the Exhibits.

   5.3. RELIANCE. Each of Seller and Purchaser shall give Notice to the other promptly after becoming aware of any inaccuracy (or event which, if it occurred prior to the date hereof, would have caused an inaccuracy) in any such representations or warranties; PROVIDED, HOWEVER, that the delivery of Notice pursuant to this Section 5.3. shall not limit or otherwise affect the remedies available hereunder. Notwithstanding the foregoing, if either party willfully breaches its obligation to provide Notice as required by the foregoing sentence, such party shall not be entitled to rely on the applicable representation and warranty if such inaccuracy may reasonably and objectively be quantified by an estimated dollar amount and then, only to the extent of such party's knowledge of such estimated quantifiable amount. The consequences of either party failing to notify the other party of any inaccuracy in any representation or warranty shall be limited to the foregoing.

6.  REPRESENTATIONS AND WARRANTIES OF SELLER

   Seller hereby represents, warrants and agrees as follows:

   6.1. EXISTENCE. Seller is a general partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller is duly qualified and in good standing as a foreign corporation in all states in which either the ownership or the use of the properties or the nature or character of the Business requires Seller to be so qualified. Seller has the power, authority and legal right to own, lease, operate and sell its Business and property, to carry on the Business as it has been and is now being conducted and to own and use its properties and assets.

   6.2. POWER AND AUTHORITY. Seller has the power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Seller have been duly authorized by all necessary partnership action. This Agreement has been duly executed and delivered by a duly authorized officer of Seller's Managing Partner and constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

   6.3. NO THIRD PARTY OPTIONS. There are no existing agreements, options, commitments or rights with, to or in any person or entity to acquire any of the Assets or any part of the Business or any interest therein, except for those contracts entered into in the ordinary course of the Business consistent with past practice for the sale of the products and services of the Business.

   6.4. FINANCIAL STATEMENTS. Seller has delivered to Purchaser June 30 Financials together with the report of PW with respect thereto, and true and correct copies of the June 30 Financials are attached hereto as Exhibit 6.4.
The June 30 Financials have been prepared in accordance with the Books and Records of Seller and the Division and present fairly the financial position and assets and liabilities of the Division as of June 30, 1997 and the results of its operations for the fiscal year then ended. Seller has prepared the June 30 Financials, in accordance with GAAP, applied consistently with past practice except as set forth on Exhibit 6.4 hereto. The Books and Records fairly reflect, in all material respects, the income, expenses, assets and liabilities of the Division and provide a fair and accurate basis for the preparation of the June 30 Financial Statements. When prepared by Seller the Estimated Closing Date Balance Sheet and the Estimated Closing Date Working Capital Adjustment will have been prepared in good faith based on the best available information as of the date thereof and will be presented in conformity with the principles and procedures used in the preparation of the June 30 Financials and will present fairly the financial position, and assets and liabilities of the Division in accordance with the terms of this Agreement.

   6.5. INVENTORY AND RECEIVABLES. All inventory of the Division reflected on the June 30 Balance Sheet, and all inventory of the Division acquired since June 30, 1997, has been acquired in the ordinary course of the Business and maintained in accordance with the regular business practices of Seller. All Receivables stated on the June 30 Balance Sheet and all Receivables created since June 30, 1997 have arisen in the ordinary course of the Business. Except as set forth on Exhibit 6.5, the Receivables shown on the June 30 Balance Sheet (subject to reserves as reflected therein), and all Receivables acquired or generated by Seller relating to the Business since June 30, 1997, are bona fide receivables and represent amounts due with respect to actual transactions entered into in the ordinary course of business. Such reserves have been reflected on the Balance Sheet in accordance with GAAP and, in the good faith, reasonable estimate of Seller's management, are adequate. No such account has been assigned or pledged to any other person, firm or corporation. Except as may be set forth on Exhibit 6.5, Seller has not received Notice that any defense or setoff to any such account has been asserted by the account obligor and to Seller's knowledge, there is currently no dispute regarding the payment of any such receivables. No receivables or payables (other than (i) compensation (including salaries) paid in the ordinary course of business, (ii) payments contemplated by the Participating Loan Agreements between the Division and each of Messrs. Decker and Penprase, each dated December 17, 1986 and (iii) payments contemplated by the Employee Relocation Loan Agreement, dated April 30, 1994, between Ulrich and Carola Oels and the Riverside County Publishing Company) between the Division or any officer, director or employee of Seller have been, since the date of the June 30 Balance Sheet, or will be prior to the Closing Date, acquired or generated. The inventories on the June 30 Balance Sheet are stated at the lower of cost (first in, first out method) or market in accordance with GAAP. Except for inventory or equipment supplied to the Division by its customers, all inventories used in or relating to the conduct of the business of the Division are owned by the Seller free and clear of any Lien other than Permitted Encumbrances.

   6.6.  EXISTING CONDITION.  Except as disclosed on Exhibit 6.6, since June
30, 1997, (i) Seller has conducted the Business in the ordinary course thereof, consistent with prior practice, and there has not occurred any event, condition, circumstance, change or development, whether or not in the ordinary course of the Business that, individually or in the aggregate, has had or in the future, is reasonably likely to have, a material adverse effect on the Business, and
(ii) Seller has not:

       6.6.1. incurred any Liability with respect to the Business, other than Liabilities incurred in the ordinary course of the Business, or failed to pay or discharge when due any liability with respect to the Business, except as and to the extent that Seller shall have given notice of a dispute as to payment or discharge thereof in good faith;

       6.6.2. sold, assigned or transferred any of the Assets except in the ordinary course of the Business consistent with past practice;

       6.6.3. retired, sold, assigned or transferred any machinery, equipment or other Tangible Property having a net book value in each individual case in excess of $50,000, or any Fixed Asset used in the Business, except in either case, in the ordinary course of the Business and consistent with past practice;

       6.6.4. subjected any of the Assets of the Division to any material Lien, except in the ordinary course of the Business;

       6.6.5. made or suffered any materially adverse amendment or any termination of any Material Contract or Lease or other agreement, contract, lease or plan material to the Business to which it is a party or by which it is bound, or canceled, modified or waived any debts owed or Claims against third Persons held by it with respect to the Business, other than in the ordinary course of the Business, or waived any Rights of Action of substantial value to the Business, whether or not in the ordinary course of the Business;

       6.6.6. suffered any damage, destruction or loss, materially and adversely affecting the Assets or the Business, whether or not covered by insurance, or suffered any repeated, recurring or prolonged shortage, cessation or interruption of inventory shipments, supplies or utility services material to the conduct of the Business;

       6.6.7. received actual or, to Seller's knowledge, threatened notice, of any labor dispute, strike, labor organizing drive or campaign or other occurrence or condition of any similar character relating to the Business;

       6.6.8. increased the salaries, other compensation or fringe benefits of any employee of the Business having an annual base salary after such increase of $100,000 or more, or made any advance (excluding advances for business expenses) or loan to any employee of the Business or made any material increase in other Employee Benefits;

       6.6.9. entered into, adopted, amended or terminated any Employee Benefit Plan applicable to any Transferred Employee or paid any benefit to any Transferred Employee not required by an existing Employee Benefit Plan;

       6.6.10. changed any of the accounting principles followed by it with respect to the Business or the method of applying such principles;

       6.6.11. accelerated or delayed collection of Receivables in advance of or beyond their regular due dates or the dates when the same would otherwise have been collected; or

       6.6.12.   agreed in writing to take any of the actions set forth in this
Section 6.6(ii).

   6.7.  SUFFICIENCY OF ASSETS; TITLE TO PROPERTIES; LEASEHOLD INTERESTS.

       6.7.1. The Assets include all of the assets necessary to conduct the Business as it has been and is currently conducted by Seller (except, as the case may be, the names "Brown", "PrepSAT" or "Gruner + Jahr" and derivatives thereof) and are all of the assets used in the Business as currently conducted. Seller owns and will own, or in the case of the leased Assets, has and will have valid leasehold interests in, such Assets and will sell (or in the case of leased Assets, otherwise transfer) such Assets to Purchaser at the Closing free and clear of all Claims and Liens except the Permitted Encumbrances, or in the case of the leased Assets, to the terms of the Leases applicable thereto. The Permitted Encumbrances in the aggregate do not and will not materially interfere with the current or contemplated use of the Real Property or Leased Real Property subject thereto.

       6.7.2. A true and complete copy of each deed to Real Property owned by Seller and used in the Business by a Division, together with such title reports, title insurance policies and surveys in respect thereof as Seller has, have been delivered by Seller to Purchaser prior to the date hereof.

             6.7.2.1. None of the Real Property is subject to any Lease granted to any third Person, and to Seller's knowledge, (i) no Claim or Lien not of record exists in respect of such Real Property, and (ii) no third Person is adversely possessing, occupying or otherwise asserting any right to any of the Real Property contrary to Seller's interests therein.

             6.7.2.2. The Real Property is all of the real property relating to the Business which is owned by Seller, and the Leased Real Property is all of the leasehold interests in real property relating to the Business in which Seller holds any leasehold interest. As to any of the same, Seller has not received Notice of any pending or threatened condemnation proceeding or other similar action to take by eminent domain any of the Real Property or any leasehold interest to any real property relating to the Business in which Seller holds any leasehold interest.

       6.7.3. All material leases, licenses, Permits or other agreements, related to the Assets or the Business and pursuant to which Seller has obtained the right to use in connection with the Business any personal or real property owned by any third party (generally "Leases") are listed on Exhibit 6.7.3 hereto.

             6.7.3.1. A true and complete copy of each Lease, together with all amendments thereto, has been delivered by Seller to Purchaser prior to the date hereof.

             6.7.3.2. To Seller's knowledge, (i) the Leases are valid and effective in accordance with their respective terms and no material default or event which with notice or lapse of time, or both, would constitute such a default, exists under any such Lease;
(ii) there are no payments due from Seller to the respective lessors thereunder that have not been duly and timely made prior to the date hereof, or that will not be duly and timely made as they become due through the Closing Date; (iii) neither Seller nor the respective lessors have given to the other any Notice of default or termination under any of the Leases; and (iv) Seller has not assigned any of its rights or interests in any of the Leases to any third party.

   6.8. CONDITION OF TANGIBLE ASSETS. All facilities, buildings, structures, vehicles, machinery, equipment and other items of tangible personal property used by Seller in connection with the Business (i) are included in the Assets (other than the Excluded Assets, as applicable); (ii) are, except as described on Exhibit 6.8 hereto, structurally sound with no known material defects and in good operating condition and repair, subject to normal wear and tear; and (iii) have been regularly maintained. No Notice from any Governmental Body has been received by Seller requiring or calling attention to the need for any work, repair, construction, alteration or installation on, or in connection with, any of the Real Property or Leased Real Property or any of the plants, buildings, structures, facilities or equipment located thereon.

   6.9. LITIGATION. Except as described on Exhibit 6.9 hereto, (i) there is no Claim, arbitration or other proceeding before any arbitrator or Governmental Body pending or, to Seller's knowledge, threatened against Seller and relating to the Assets, the Business or the transactions contemplated by this Agreement, and (ii) Seller is not a party to or subject to the provisions of any Order issued by any Governmental Body that relates to or might materially affect the transactions contemplated by this Agreement. Seller does not know of any basis for any such Claim. Except for the Trend litigation, no Claim set forth on
Exhibit 6.9 hereto, if adversely decided, would have a material adverse effect on the Assets or the Business or would prevent consummation of the transaction contemplated by this Agreement. With respect to the Trend litigation disclosed on Exhibit 6.9, Seller will continue to defend and carry on such litigation, and will indemnify Purchaser against any Damages which may result therefrom without regard to the Cushion, provided that Purchaser shall comply with the provisions of Section 10.4 hereunder, and further provided that if Seller shall be successful in seeking the award of any costs, expenses, interest or damages in either of such matters, the same shall be for the account of and belong to Seller.

   6.10. COMPLIANCE WITH LAW. Except for immaterial violations of Laws, Orders or Permits or those violations described on Exhibit 6.10 hereto, Seller has complied with each, and is not in violation of any, Law or Order of any Governmental Body which is applicable to the Business or the Assets and has not failed to obtain or to adhere to the requirements of any Permit necessary to the ownership of the Assets or to the conduct of the Business, and has not received Notice of any present or past failure of Seller to comply with any Law or Order with respect to the Assets or the Business. Seller has not received Notice of any present or past failure of Seller to comply with any Law or Order with respect to the Assets or the Business and to Seller's knowledge, there are no facts or circumstances or conditions that could form the basis for such notification or assertion.

   6.11. NO VIOLATION. The execution, delivery and performance of this Agreement by Seller do not and will not contravene or violate (i) any existing Law to which Seller is subject, (ii) any existing Order which is applicable to Seller or any of the Assets, or (iii) the partnership agreement of Seller, nor will such execution, delivery or performance violate, be in conflict with or result in the breach (with or without the giving of notice or lapse of time, or both) of any term, condition or provision of, or require the consent of any other party to, any Material Contract, Lease, Permit or other material instrument or document to which Seller is a party, by which Seller may have rights or by which any of the Assets or the Business may be bound or affected, or give any third party with rights thereunder the right to terminate, modify, accelerate or otherwise change any existing material rights or obligations of Seller or any successor or assign of any Asset or the Business thereunder. No notice to, authorization, approval or consent of, and no registration or filing with, any Governmental Body is required in connection with the execution, delivery and performance of this Agreement by Seller other than pursuant to the HSR Act, or as set forth on Exhibit 6.11 hereto.

   6.12. CONTRACTS AND AGREEMENTS.  (i) Except as listed and described on
Exhibit 6.12 hereto, or except as entered into subsequent to the date hereof in the ordinary course of the Business of the Division, Seller is not, with respect to the Assets or the Business, a party to or bound by (in each case whether written or oral):

       6.12.1. any agreement with any present or former officer, employee, agent, consultant, advisor, salesperson or sales representative, independent contractor, affiliate or associate of Seller pursuant to which payments may be required to be made at any time following the date hereof to any such person in excess of $50,000 in any year.

       6.12.2. any agreement with or recognizing any labor union or employee representative;

       6.12.3. any agreement for the future purchase of, or payment for, supplies or products (other than contracts entered into for the purchase of paper, ink, plates and film that have been entered into in the ordinary course), involving in any one case $50,000 or more (invoice value) per annum and not cancelable upon 30 or less days' notice;

       6.12.4. any agreement (a) for the sale or supply of products or the performance of services (other than contracts entered into by Seller for its purchase of paper, ink, plates and film that have been entered into in the ordinary course), involving in any one case $50,000 or more (invoice value) per annum and not cancelable by the customer thereof with or without penalty upon 30 or less days' notice, (b) any other agreement with any customer (other than open purchase orders not subject to a written contract which continues for a period of more than twelve months) for the purchase by such customer of goods and services which continues for a period exceeding twelve months after the Closing Date, or (c) any agreement for the sale or lease of any other asset of real or personal property owned or used by Seller exceeding $50,000 in annual payments;

       6.12.5. any sales representative, sales agent, dealer, distributor, license or franchise agreement, including those which relate in whole or in part to any patent, trademark, trade name, service mark or copyright or to any ideas, technical assistance or other know-how of or used by the Business;

       6.12.6. any agreement for the sale or supply of products or the performance of services which would be cancelable by, would require a consent from, or would require the payment of money to, the recipient of such goods, products or services as a result of the assignment of any such agreement to Purchaser or the consummation of the transactions contemplated by this Agreement;

       6.12.7. any lease with respect to real property under which Seller is either lessor or lessee, other than the Leases;

       6.12.8.   any Permit material to the Business;

       6.12.9. any note, debenture, bond, mortgage, indenture, installment obligation, conditional sale agreement, equipment trust agreement, letter of credit agreement, loan agreement or other agreement or contract for the borrowing or lending of money (including without limitation loans to or from officers, employees, or any member of their immediate families, except for advances for ordinary and necessary business expenses consistent with prior practice),

       6.12.10. any agreement for a line of credit or guarantee, pledge or undertaking of the indebtedness of any other Person or the guaranty of performance of any obligation of any other Person;

       6.12.11.  any agreement for any charitable or political contribution;

       6.12.12. any agreement for any capital expenditure in excess of $50,000 for any single capital asset;

       6.12.13. any agreement included in the Assets limiting or restraining Seller or any other entity from engaging or competing in any lines of business or in any geographic area;

       6.12.14. any material agreement not made in the ordinary course of the Business.

       (ii) Except as may be disclosed on Exhibit 6.12, each of the agreements or items described on Exhibit 6.12 is (i) valid and enforceable in accordance with its terms, (ii) each of Seller and, to Seller's knowledge, the other party thereto, is in compliance in all material respects with the provisions thereof,
(iii) neither Seller, nor, to Seller's knowledge, the other party thereto is in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained therein, nor has either party given any Notice with respect thereto; (iv) no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder, and (v) except for those consents or approvals that have been obtained by Seller and except for any consents for customer contracts listed on Exhibit 6.12(ii), the failure of Seller to obtain the consent or approval of any party to any agreement listed on Exhibit 6.12 to the execution of this Agreement or the consummation of the transactions contemplated hereby will not result in a default, termination, breach, renegotiation or acceleration of any material term of any such agreement, or be materially adverse to Purchaser's use of the Assets or operation of the Business after the Closing Date.

   6.13. EMPLOYEE BENEFIT PLANS

       6.13.1. Seller neither maintains nor participates in any Employee Benefit Plan which would constitute a "multiemployer plan" as defined in Section 3(37) of ERISA. Exhibit 6.13 identifies each Employee Benefit Plan applicable to the Division which is subject to Title IV of ERISA. As to each Employee Benefit Plan pursuant to which Seller deducts payments for the purpose of its federal income tax, Seller has duly and timely filled all IRS Form 5500's, true and accurate copies of which have been provided to Purchaser prior to the date hereof. As of the Closing Date and as may be applicable, the fair market value of assets in each Plan maintained for the benefit of Seller's employees, including the Transferred Employees, equals or exceeds the present value of all benefits accrued under such Plan on an on-going basis, using reasonable and permissible actuarial assumptions in respect thereof. Except as stated on
Exhibit 6.13 hereto, there has been no (i) amendment to, (ii) written interpretation of or announcement (whether or not written) by Seller relating to, or (iii) change in employee participation or coverage under, any Employee Benefit Plan that would increase materially the expense of maintaining such Employee Benefit Plan above the level of the expense incurred with respect thereto for the fiscal year of Seller ended June 30, 1997.

       6.13.2. Exhibit 6.13 is a complete list of all Employee Benefit Plans in existence on the date hereof. With respect to each Employee Benefit Plan, to the extent applicable, Purchaser has been provided with true and accurate copies of each of the Employee Benefit Plan documents and summary plan descriptions therefor prior to the date hereof, as well as true and accurate copies of applicable IRS determination letters with respect thereto. Each Employee Benefit Plan intended to be tax qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified and no circumstances exist that could adversely affect its tax qualified status.

       6.13.3. Purchaser acknowledges that the Division is included in the Brown Printing Company Deferred Compensation Plan, which calls for a matching contribution of Seller up to $200 per plan year per employee (the "Brown 401(k) Plan") with respect to certain Transferred Employees. Exhibit 6.13 sets forth the level of employee loans against such Brown 401(k) Plan as of the date hereof. As of the Closing Date, Seller shall have made all prorated payments as required pursuant to the Brown 401(k) Plan. Seller has provided Purchaser with copies of (i) reports demonstrating that the Brown 401(k) Plan has complied with the non-discrimination rules of Section 401(k) and 401(m) of the Code for the three most recently ended Plan years and (ii) any correspondence with the Internal Revenue Service or Department of Labor concerning any audit, investigation or controversy concerning the Brown 401(k) Plan.

       6.13.4. With respect to each Employee Benefit Plan, Seller shall have on the Closing Date paid all contributions (including employee salary reduction contributions) and all insurance premiums that have become due and payable by their terms on or before the Closing Date or otherwise funded any obligations which require funding under any such Employee Benefit Plan.

       6.13.5. No Employee Benefit Plan provides or is required to provide, now or in the future, health, medical, dental, accident, disability, death or survivor benefits to or in respect of any person beyond termination of employment, except to the extent required under any state insurance law or under
Part 6 of Subtitle B of Title I of ERISA and under Section 4980(B) of the Code.

       6.13.6. The consummation of the transactions contemplated by this Agreement will not (A) entitle any employee of Seller to severance pay or termination benefits for which Purchaser or any of its Affiliates may become liable, (B) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or former employee of Seller for which Purchaser or any of its Affiliates may become liable or (C) except to the extent provided in Section 11.3, impose on Purchaser or any of its Affiliates any liability to any person under any law or statute (including ERISA) in respect of, or any obligation to pay or otherwise be liable for any compensation, vacation days, pension contribution or other benefits of (i) any employee, consultant or agent of Seller for periods before the Closing Date or (ii) personnel whom Purchaser and its Affiliates do not actually employ.

   6.14. QUOTATIONS. Seller has previously delivered to Purchaser accurate copies of all material outstanding bids, quotations and proposals made by Seller
which relate to the Business and remain outstanding on the date hereof.   Such
bids, quotations and proposals were, and all material bids, quotations and proposals entered into prior to the Closing Date (generally, "Quotations") will have been, prepared and made in accordance with the normal and customary procedures and practices of the Division.

   6.15. DELIVERY OF DOCUMENTS. Seller has delivered or made available to Purchaser copies of all (i) Material Contracts listed on Exhibit 6.12 and (ii) the Employee Benefit Plans described on Exhibit 6.13. Such copies are true and complete and include all amendments, supplements and modifications thereto or waivers in effect thereunder through the date hereof.

   6.16. ENVIRONMENTAL MATTERS.

        6.16.1. As used in this Agreement, the terms (i) "Environmental Law" shall include, without limitation, (a) any and all federal laws, including but not limited to the Clean Water Act, the Toxic Substances Control Act, the Clean Air Act, the Safe Drinking Water Act, CERCLA, the Resource Conservation and Recovery Act and similar Laws relating to pollution, the protection of the Environment or the Release of Materials in the Environment, and (b) any state and local Laws relating to the same matters; (ii) "Environmental Condition" means any condition or circumstance, that (a) requires abatement or correction under an Environmental Law, (b) is reasonably likely to give rise to any civil or criminal fine for Seller under an Environmental Law or (c) is reasonably likely to create a public or private nuisance with respect to any Hazardous Substance; (iii) "Environmental Claim" shall mean any accusation, allegation, notice of violation, claim, demand, abatement or other order or direction (conditional or otherwise) by any Government Authority or any person for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment or natural resources, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions, resulting from or based upon: (a) the existence, or the continuation of the existence, of a Release (including, without limitation, sudden or non-sudden, accidental or nonaccidental Releases), of, or exposure to, any substance, chemical, material, pollutant, Hazardous Material, odor or audible noise or other release or emission in, into or onto the environment (including, without limitation, the air, ground, water or any surface) at, in, by, from or related to the Assets, (b) the environmental aspects of the generation, use, manufacture, refining, transportation, storage, treatment, refining or disposal of materials in connection with the operation of the Assets, (c) the violation, or alleged violation, of any statutes, ordinances, orders, rules, regulations, permits or licenses of, by or from any Government Authority relating to environmental matters connected with the Assets; (iv) "Remedial Action" shall mean all actions required or voluntarily undertaken to
(a) clean up, remove, treat, or in any other way address any Hazardous Material or other substance in the indoor or outdoor environment, (b) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare of the indoor or outdoor environment, or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care; and (v) "Environment" shall mean any surface water, ground water, drinking water supply, land surface or subsurface strata, or ambient air within or without the United States or under the jurisdiction of the United States or any other Government Authority.

       6.16.2.   Except as described on Exhibit 6.16 hereto:

             6.16.2.1. the Assets and Business of the Division have been and are in compliance in all respects with all applicable Environmental Laws except for immaterial violations of Environmental Laws and Seller has obtained all material Permits which are required under Environmental Laws for the conduct of the Business as presently conducted;

             6.16.2.2. Seller has not received any Notice of any condition or circumstance and to Seller's knowledge, there are no circumstances that are likely to interfere with or prevent material compliance with any Environmental Law;

             6.16.2.3. Seller has not received Notice of any civil, criminal or administrative Claim pending or Order existing against Seller or any of the Assets relating in any way to any Environmental Law concerning the generation, treatment, storage, recycling, transportation, disposal, Release or threat of Release of any Hazardous Substance;

             6.16.2.4. there are no underground storage tanks, containers, drums, cylinders, or cans in, on or under any portion of any of the premises owned or leased by the Division, that are used or have been used for the storage of any Hazardous Substance; and

             6.16.2.5. there exists no Environmental Condition at the Division.

             6.16.2.6. Seller has not transported or arranged for the transportation of any Hazardous Substance to any location which is listed or proposed for listing on the National Properties List pursuant to CERCLA, on the CERCLIS or on any similar federal or state list or which is the subject of any federal, state or local enforcement actions or other investigations which may lead to claims against Purchaser for any remedial work, damage to natural resources or personal injury, including claims under CERCLA. There are no polychlorinated biphenyls or friable asbestos present at any Real Property or Leased Real Property that, singly or in the aggregate, have, or may reasonably be expected to have, a material adverse effect on the Business. No conditions exist at, on or under any Real Property or Leased Real Property which, with the passage of time, or the giving of notice or both, could reasonably be expected to give rise to liability under any Environmental Law which singly or in the aggregate have or may reasonably be expected to have a material adverse effect on the Business. No generation, manufacture, storage, treatment, transportation or disposal or Release of Hazardous Substances has occurred or is occurring on or from any Real Property or Leased Real Property that, singly or in the aggregate, has, or may reasonably be expected to have, a material adverse effect on the Business.

         6.16.2.7. To Seller's knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents arising out of, based upon, resulting from or relating to the operation, ownership or use of any of the Assets, including, without limitation, the Release of Hazardous Substances that (i) could reasonably be expected to result in the incurrence of costs under Environmental Laws or (ii) could reasonably be expected to form the basis of any Notice against or with respect to Seller or against any person or entity whose liability for any Notice may have been retained or assumed by or could be imputed or attributed by law or contract to Purchaser. To Seller's knowledge, there has been no Release, threatened Release or presence of any Hazardous Material at, on or beneath any Real Property or Leased Property, or at any other property to which wastes or substances generated by the Seller were sent for treatment or disposal, or were otherwise Released, in each case prior to the Closing Date, whether or not such Release, threatened Release or presence is disclosed in or pursuant to this Agreement. Seller is not, with respect to the Business, subject to any reporting requirements with respect to any material which is a Hazardous Material. Exhibit 6.12.8 identifies all Permits issued pursuant to any Environmental Law that are possessed by Seller and utilized in or related to the Business. All of such Permits are in full force and effect and Seller is in compliance with all material terms and conditions of such Permits; PROVIDED, HOWEVER, it is acknowledged that for purposes of this Section 6.16, material terms and conditions shall include any term and condition the violation or non-compliance of which will result in a revocation of such Permit. Seller has not been notified by any relevant Governmental Entity, and has no basis to believe, that any Permit will be modified, suspended or revoked or cannot be renewed, provided or otherwise obtained by Purchaser in the ordinary course of business (other than by reason of qualifications which are specific to Purchaser).

   6.17. ABSENCE OF UNDISCLOSED LIABILITIES. Seller has no Liabilities relating to the Division or the Business, except:

       6.17.1. those Liabilities set forth on the June 30 Balance Sheet and not heretofore paid or discharged;

       6.17.2. those Liabilities arising in the ordinary course of the Business under any agreement, contract, purchase order, Quotation, commitment or Lease or plan specifically disclosed on any Exhibit to this Agreement, or any such Liability which, because of the term, the nature of the Liability or the amount involved or otherwise, was not required to be reflected as a Liability on the June 30 Balance Sheet, the Estimated Closing Date Balance Sheet or the Closing Date Balance Sheet; and,

       6.17.3. those liabilities and obligations incurred in the ordinary course of the Business during the Interim Period.

   6.18. TAX MATTERS.  Except as disclosed on Exhibit 6.18 hereto:

       6.18.1. all material federal, state and local Tax returns, reports and statements (including all income tax, unemployment compensation, social security, payroll, sales and use, excise, privilege, property, ad valorem, franchise, license, school and any other Tax under laws of the United States or any state or municipal or political subdivision thereof) required to be filed by Seller in connection with the Business (the "Tax Returns") have been filed with the appropriate governmental agencies in all jurisdictions in which such returns, reports and statements are required to be filed;

       6.18.2. Seller has not waived the statute of limitations on the right of any Governmental Body to assess any additional Taxes or to contest the items reported on any such Tax Returns; and

       6.18.3. all federal, state and local taxes, assessments, interest, penalties, deficiencies, fees and other governmental charges or impositions due and payable on the Tax Returns have been timely paid or duly reserved for on the June 30 Balance Sheet or the Estimated Closing Date Balance Sheet.

   6.19. NAMES; LOCATION OF BUSINESS. Within five years prior to the Closing Date, Seller has not conducted the Business under, or used any other name (whether corporate or assumed) in connection with the Business except for those names set forth on Exhibit 6.19 hereto, or at any location as set forth on
Exhibit 6.19.

   6.20. BANK ACCOUNTS; POWERS OF ATTORNEY. Exhibit 6.20 hereto sets forth a true and complete list of the names and addresses of (i) all banks, savings and loan associations and other financial institutions in which any Company has an Account or safe deposit box, together with the Account number thereof, as the case may be, and the names of all persons authorized to draw thereon or to have access thereto and (ii) all persons, firms or corporations (other than service companies for statutory representation) holding general or special powers of attorney from a Company and a summary statement of the terms thereof.

   6.21. Intentionally omitted.

   6.22. SELLER'S KNOWLEDGE; MATERIAL ADVERSE EFFECT. For purposes of this Agreement, (i) a matter is deemed to be to "Seller's knowledge" if such matter is actually known by any Personnel of Seller listed on Exhibit 6.22 hereto or that which should have been known after reasonable investigation by such Personnel and (ii) "material adverse effect" shall mean any event, violation or other matter that would have a material adverse effect on the business, assets, liabilities, operations, financial condition or prospects of the Business, taken as a whole.

   6.23. QUALIFICATIONS AND LIMITATIONS. Anything contained in this Agreement to the contrary notwithstanding, the representations and warranties of Seller expressly and specifically set forth in this Agreement, including the Exhibits hereto, constitute the sole and exclusive representations and warranties by Seller to Purchaser in connection with the transactions contemplated hereby, and Purchaser agrees that no other representations and warranties of any kind or nature (whether relating to the past, present or future financial condition or results of operations of the Division, or other subjects) are made or to be implied.

   6.24. AFFILIATE TRANSACTIONS. Except as set forth on Exhibit 6.24, the Assumed Liabilities do not include any outstanding indebtedness, liabilities or obligations for amounts owing to, or notes or accounts receivable from, or leases, contracts or other commitments or arrangements with or for the benefit of, Seller, or its affiliates or associates, or Seller's directors, officers or employees, or affiliates of any of the foregoing. Except as set forth on
Exhibit 6.24, as of the Closing Date, (i) all indebtedness, liabilities and obligations of the Division set forth on Exhibit 6.24 shall have been repaid in cash and in full and (ii) all leases, contracts or other commitments or arrangements set forth on Exhibit 6.24 shall have been terminated without continuing liability on the part of Purchaser.

   6.25. PERMITS. Seller owns, holds or possesses all Permits which are necessary to entitle it to own or lease, operate and use the Assets and to carry on and conduct the Business substantially as currently conducted, except for such Permits as to which the failure to so own, hold or possess would not have a material adverse effect on the Business.

   6.26. CUSTOMERS AND SUPPLIERS. Exhibit 6.26 sets forth a true and complete list of the names and addresses of the ten largest suppliers (and for each such supplier the dollar volume and percentage of total purchases of similar items from all suppliers of such item) of products and services to the Business and the ten largest customers (and for each such customer the dollar volume and percentage of total sales of the Business to all customers) of products and services of the Business during the twelve month period ended June 30, 1997, indicating any existing contractual arrangements for continued supply from or to each such customer. Except as set forth on Exhibit 6.26, there exists no actual or, to Seller's knowledge, threatened termination, cancellation or any material modification or change in, the business relationship with any customer or group of customers which are listed on Exhibit 6.26 or which are otherwise material to the operations of the Business, or with any supplier or group of suppliers which are listed on Exhibit 6.26 or which are otherwise material to the operations of the Business, and there exists no present or future condition or state of facts or circumstances involving customers, suppliers or sales representatives (including the consummation of the transactions contemplated in this Agreement) which would materially adversely affect the Business or the prospects of the Business or prevent the conduct of the Business after the consummation of the transactions contemplated in this Agreement on substantially the same terms as the Business has been conducted.

   6.27. INTELLECTUAL PROPERTY.

       6.27.1. Except (i) as set forth on Exhibit 6.27(a) and (ii) for the Excluded Assets, the Assets include the ownership of or, to the extent not owned by Seller prior to Closing, the license to use the rights to all patents, trademarks, trade names, service marks, copyrights and any applications therefor, maskworks, net lists, schematics, inventories, technology, trade secrets, source codes, know-how, computer software programs or applications and tangible or intangible proprietary information or material that in any material respect are used or proposed by Seller to be used in the Business as currently conducted or proposed by Seller to be conducted (the "Intellectual Property Rights").

       6.27.2. Exhibit 6.27(b) lists, as of the date hereof, all: (A) patents, trademarks, trade names, service marks, registered and unregistered copyrights, and any applications therefor included in the Intellectual Property Rights, and (B) licenses and other agreements to which Seller is a party and pursuant to which Seller is authorized to use any Intellectual Property Right, in each case, other than Intellectual Property Rights which are commercially available on a "shrink-wrap basis."

       6.27.3. Seller is not and as a result of the execution and delivery of this Agreement or the performance of Seller's obligations hereunder will not be, in violation of, or lose any Intellectual Property Rights pursuant to, any material license or agreement described on Exhibit 6.27(b).

       6.27.4. As of the date hereof, no Claims with respect to the Intellectual Property Rights have been asserted or, to Seller's knowledge, are threatened by any Person nor does Seller know of any valid grounds for any bona fide Claims against the use by Seller of any Intellectual Property Rights. Neither party is in material breach or violation of any grants of Intellectual Property Rights listed on Exhibit 6.27(b) nor will the consummation of the transactions contemplated by this Agreement result in any breach or violation. To Seller's knowledge, all grants of Intellectual Property Rights are valid, enforceable and subsisting.

       6.27.5. Except as may be set forth on Exhibit 6.27(c), to Seller's knowledge, Seller's ownership and/or use of the Intellectual Property Rights does not infringe upon the Intellectual Property Rights of any third person and there is not any material unauthorized use, infringement or misappropriation of any of the Intellectual Property Rights by any third party, employee or former employee.

   6.28. BROKERS' AND FINDERS' FEES. All negotiations relative to this Agreement have been carried on by Seller directly without the intervention of any person who may be entitled to any brokerage or finder's fee, commission or other similar amount in respect of this Agreement or the consummation of the transactions contemplated hereby other than Lehman Brothers, and all such fees, commissions and other amounts owing to Lehman Brothers in respect of this Agreement or the consummation of the transaction contemplated hereby shall be paid by Seller.

7.  REPRESENTATIONS AND WARRANTIES OF PURCHASER

   Purchaser hereby represents, warrants and agrees as follows:

   7.1. EXISTENCE. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

   7.2. POWER AND AUTHORITY. Purchaser has all requisite corporate power, authority and legal right to execute, deliver and perform this Agreement, and the execution, delivery and performance of this Agreement by Purchaser have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

   7.3. NO VIOLATION. The execution, delivery and performance of this Agreement by Purchaser do not and will not contravene or violate (i) any existing Law to which Purchaser is subject, (ii) any existing Order of any arbitrator or governmental body which is applicable to Purchaser or (iii) the certificate of incorporation or by-laws of Purchaser; nor will such execution, delivery or performance violate, be in conflict with or result in the breach (with or without the giving of notice or lapse of time, or both) of any term, condition or provision of, or require the consent of any other party to, any material mortgage, indenture, agreement, contract, commitment, lease, plan or other material instrument or document to which Purchaser is a party or by which Purchaser is otherwise bound. No authorization, approval or consent of, and no registration or filing with, any Governmental Body is required in connection with the execution, delivery and performance of this Agreement by Purchaser other than as may be required under the HSR Act.

   7.4. LITIGATION. There is no material litigation, arbitration or other proceeding of or before any arbitrator or governmental body pending against Purchaser or any of its Affiliates and relating to the transactions contemplated
by this Agreement.   Neither Purchaser nor any of its Affiliates is a party to
or subject to the provisions of any Order of any arbitrator or governmental body that relates to or might materially affect the transactions contemplated by this Agreement.

   7.5. SUFFICIENT FUNDS. As of the date hereof, Purchaser has, and at the Closing Date, Purchaser will have sufficient funds available to it to purchase and pay for all of the Assets and the Business pursuant to the terms of this Agreement.

   7.6. WARN ACT MATTERS. Purchaser has no plans or intentions of taking any action with respect to the Division or any of the Transferred Employees within two (2) years after the Closing Date that would constitute a "plant closing" or "mass layoff" within the meaning of the WARN Act, except in compliance with the provisions of the WARN Act.

   7.7. QUALIFICATIONS AND LIMITATIONS. Anything contained in this Agreement to the contrary notwithstanding, the representations and warranties of Seller expressly and specifically set forth in this Agreement and the representations and warranties contained in any transfer documents delivered to Purchaser pursuant to Section 4.2.1.1. constitute the sole and exclusive representations and warranties by Purchaser to Seller in connection with the transactions contemplated hereby, and Seller agrees that no other representations and warranties of any kind or nature are made or to be implied.

   7.8. BROKERS' AND FINDERS' FEES. All negotiations relative to this Agreement have been carried on by Purchaser directly without the intervention of any person who may be entitled to any brokerage or finder's fee, commission or other similar amount in respect of this Agreement or the consummation of the transactions contemplated hereby, other than Lehman Brothers.

8.  AGREEMENTS PENDING CLOSING

   8.1. AGREEMENTS OF SELLER PENDING CLOSING. Seller covenants and agrees that, pending the Closing and except as otherwise agreed to in writing by
Purchaser:

       8.1.1. The Business shall be conducted by Seller solely in the ordinary course consistent with past practice. From the time of the execution of this Agreement until the Closing Date Seller shall not, without the prior written consent of Purchaser, either sell or purchase Assets having an individual invoiced value in excess of $100,000 (other than the purchase of paper, ink, film or plates in the ordinary course or performance of customer jobs in the ordinary course).

       8.1.2. Seller will not take any action which would result in a material breach in any of its representations and warranties hereunder.

       8.1.3. Seller shall cooperate with Purchaser and use all commercially reasonable efforts to cause all of the conditions to the obligations of Purchaser under this Agreement to be satisfied on or prior to the Closing Date.

       8.1.4. Seller shall not cause any of the events or occurrences described in Section 6.6 to occur without the prior consent of Purchaser.

       8.1.5. Seller shall continue to maintain and service the Tangible and Fixed Assets used in the conduct of the Business consistent with its past practice.

       8.1.6. Seller shall use all commercially reasonable efforts to keep available the services of the present agents and representatives of the Business and to maintain its relations and goodwill with the suppliers, customers and any others having business relations with the Division, and to facilitate the transfer of the employment of the Transferred Employees of the Business from Seller to Purchaser, such transfers to be effective as of the Closing Date.

       8.1.7. Seller agrees to satisfy all wage, salary and employee benefit obligations owing or accruing to Transferred Employees through the close of business on the Closing Date, except as otherwise herein provided.

       8.1.8. Seller shall use all commercially reasonable efforts to preserve and keep in full force and effect all Permits, Leases and Rights used in the conduct of the Business.

       8.1.9. Seller shall comply in all material respects with all Laws and Orders applicable to the Division and the Business.

       8.1.10. Seller shall not, directly or indirectly, (i) sell or encumber all or any part of the Assets, other than sales in the ordinary course of the Business, consistent with past practice, or (ii) solicit, initiate or participate in any discussions or negotiations concerning, or enter into any agreement to do, any of the foregoing. Seller shall promptly notify Purchaser of any person who approaches Seller with respect to any of the foregoing, as well as the price and terms of any such proposal, if applicable. Subsequent to the date hereof, Seller shall not provide any Confidential Information concerning the Business or its properties or assets to any third party other than (i) in the ordinary course of the Business consistent with past practice and (ii) in compliance with any lawful Order, Law, subpoena or similar demand in connection with any Claim mandating the disclosure of such Confidential Information.

       8.1.11. Seller shall give to Purchaser's appropriate Personnel, counsel, accountants and other representatives reasonable access to and the right to inspect, during normal business hours and upon reasonable prior Notice thereof, all of the premises, properties, assets, records, contracts and other documents relating to the Business and shall permit such persons to consult with the appropriate Personnel, accountants, counsel and agents of Seller for the purpose of making such investigation of the Business as Purchaser shall desire to make, provided that such investigation shall not unreasonably interfere with Seller's business operations. Furthermore, Seller shall furnish to Purchaser all such documents and copies of documents and records and information with respect to the affairs of the Business and copies of any Work Papers relating thereto as Purchaser may from time to time reasonably request and shall permit Purchaser and its agents to make such physical inventories and inspections of the Assets as Purchaser may from time to time reasonably request.

       8.1.12. Prior to the Closing, Seller shall not make any public statement regarding this Agreement or the transactions contemplated hereby except for such written information as shall have been reasonably approved in writing by Purchaser, which approval shall not be unreasonably withheld or delayed, provided that Seller may, without such approval, disclose necessary information, on a confidential basis, to those persons from whom consents must be received in order to transfer or assign any of the Assets, and may comply with any Law or Order mandating such disclosure.

       8.1.13. Seller, in consultation with Purchaser, shall use all commercially reasonable efforts to obtain as promptly as practicable all consents, authorizations, approvals and waivers to be obtained in connection with the consummation of the transactions contemplated by this

Agreement including the consent of the landlord of the leased premises identified on Exhibit 6.7.3(2). In addition, Seller, in consultation with Purchaser, shall use all commercially reasonable efforts to obtain as promptly as practicable an estoppel certificate (in the form attached as Exhibit 8.1.13 and otherwise in form and substance reasonably satisfactory to Purchaser) from the landlord of the leased premises identified on Exhibit 6.7.3(2), PROVIDED that any out-of-pocket fees and expenses associated with the obtaining of such estoppel certificate shall be borne by Purchaser.

   8.2. AGREEMENTS OF PURCHASER PENDING CLOSING. Purchaser covenants and agrees that, pending the Closing and except as otherwise agreed to in writing by
Seller:

       8.2.1. Purchaser shall not take any action which would result in a material breach of any of its representations and warranties hereunder.

       8.2.2. Purchaser shall cooperate with Seller and use all commercially reasonable efforts to cause all of the conditions to the obligations of Seller under this Agreement to be satisfied on or prior to the Closing Date.

       8.2.3. Prior to the Closing, Purchaser shall not make any public statement regarding this Agreement or the transactions contemplated hereby except for such written information as shall have been reasonably approved in writing by Seller, which approval shall not be unreasonably withheld or delayed, provided that Purchaser may, without such approval, comply with any Law or Order mandating such disclosure.

   8.3.  TITLE EXAMINATION: SURVEYS

       8.3.1. Seller shall deliver, and Purchaser shall be required to accept only such title to the Real Property as Seller is obligated to deliver to Purchaser pursuant to this Agreement and as Purchaser's title company (which shall be a nationally recognized, reputable title insurance company selected by Purchaser) (the "Title Company"), shall be willing to insure at regular rates, under its customary form of owner's policy, but with such customary endorsements attached and exceptions deleted as are reasonably requested by Purchaser, subject only to the Permitted Encumbrances. Prior to the Closing Date, Purchaser shall, at Purchaser's sole cost and expense, order from the Title Company a commitment for title insurance for each parcel of the Real Property. Upon receipt of each such commitment, Purchaser shall deliver a copy to Seller, together with a statement of those exceptions listed thereon which are not Permitted Encumbrances ("Required Deletions"), which Seller shall forthwith undertake, with due diligence, to eliminate.

       8.3.2.    If Seller has not been able to eliminate the Required
Deletions by the Closing Date, Seller shall give Purchaser Notice thereof, and Purchaser may thereafter terminate this Agreement by Notice given to Seller. No such right of termination shall exist if Purchaser shall reasonably under the circumstances be able to obtain title insurance as provided in this Section 8.3 and at similar rates from another title insurer that satisfies the conditions of
Section 8.3.1 (including the elimination of the Required Deletions) and which title insurer and title insurance is otherwise reasonably acceptable to Purchaser; PROVIDED that Seller shall pay any additional costs and expenses, if any, incurred by Purchaser in connection with replacing the original Title Company.

       8.3.3. At the Closing, Seller shall deliver to the Title Company, all customary certificates, affidavits and other materials reasonably requested by the Title Company as a condition to its issuance of the title policy, including, without limitation, (i) an affidavit with respect to mechanics' liens certifying that there are no unpaid bills except as included in the Assumed Liabilities for services rendered or materials furnished to the Real Property, and (ii) a customary agreement indemnifying the Title Company against claims for any such services or materials.

       8.3.4. Prior to the Closing Date, Seller shall provide Purchaser and its representatives with access to the Real Property to enable Purchaser, at Purchaser's sole cost and expense, to obtain a current, accurate survey of each Real Property.

9.  CONDITIONS TO CLOSING

   9.1. CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each of Purchaser and Seller to consummate the transactions contemplated by this Agreement are expressly subject to the fulfillment on or prior to the Closing Date of the following conditions:

       9.1.1. Neither Purchaser nor Seller shall be subject to any Order issued by any Governmental Body, or any Law, which prohibits the consummation of the transactions contemplated hereby.

       9.1.2. No Claim before any Governmental Body shall be pending against Purchaser or Seller (i) challenging the consummation of this Agreement, (ii) seeking to restrain, prevent or change in any material respect the transactions contemplated hereby, or (iii) seeking substantial damages in connection with such transactions.


       9.1.3. Each "person" (as defined in the HSR Act and the rules and regulations thereunder) required in connection with the transactions contemplated by this Agreement to file a Notification and Report Form for Certain Mergers and Acquisitions with the U.S. Department of Justice and the U.S. Federal Trade Commission shall have made such filing, and the applicable waiting period with respect to each such filing (including any extension thereof by reason of a request for additional information) shall have expired or been terminated.

   9.2. CONDITIONS TO PURCHASER'S OBLIGATION TO CLOSE. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are expressly subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent, any of which Purchaser may at its election and without prejudice waive in writing at or prior to the
Closing:

       9.2.1. The representations and warranties of Seller contained in this Agreement or in any Exhibit to this Agreement that are qualified by material shall be true and correct in all respects and each of the representations and warranties of Seller that are not so qualified shall be true and correct in all material respects on and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of such date, and Seller shall have delivered to Purchaser a certificate of an authorized officer of Seller, dated the Closing Date, to such effect.

       9.2.2. Each of the agreements and covenants of Seller to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed in all material respects, and Seller shall have delivered to Purchaser a certificate of an authorized officer of Seller, dated the Closing Date, to such effect.

       9.2.3. All actions by, registrations or filings with, or consents, approvals or authorizations of, any Governmental Bodies applicable to Seller and necessary for the consummation of the transactions contemplated hereby shall have been obtained or completed by Seller, and not revoked.

       9.2.4. Any instrument agreed to be signed and/or delivered by Seller at the Closing shall have been duly signed and/or delivered by Seller.

       9.2.5. There shall not have occurred any event, violation or other matter which would materially and adversely affect (i) the Business or the Division or (ii) the Purchaser's ability to operate or conduct the Business substantially in the manner which it is currently operated or conducted by Seller, PROVIDED that for purposes of this condition, any such event, violation or other matter shall not be deemed to have occurred by reason of (a) a material and adverse change that has affected the printing industry generally or (b) the loss of any customer relationship during the Interim Period.

       9.2.6. The parties to this Agreement shall have received all material consents and approvals listed on Exhibit 9.2.6 (including all consents and approvals required to transfer the Material Contracts).

   9.3. CONDITIONS TO SELLER'S OBLIGATIONS. The obligations of Seller to consummate the transactions contemplated by this Agreement are expressly subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent, any of which Seller may at its election and without prejudice waive in writing at or prior to the Closing:

       9.3.1. The representations and warranties of Purchaser contained in this Agreement or in any Exhibit to this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and Purchaser shall have delivered to Seller a certificate of an authorized officer of Purchaser, dated the Closing Date, to such effect.

       9.3.2. Each of the agreements and covenants of Purchaser to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed in all material respects, and Purchaser shall have delivered to Seller a certificate of an authorized officer of Purchaser, dated the Closing Date, to such effect.

       9.3.3. All actions by, registrations or filings with, or consents, approvals or authorizations of, any Governmental Bodies applicable to Purchaser and necessary for the consummation of the transactions contemplated hereby shall have been obtained or completed by Purchaser, and not revoked.

       9.3.4. Any instrument agreed to be signed and/or delivered by Purchaser at the Closing shall have been duly signed and/or delivered by Purchaser.


10. SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

   10.1. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. No party shall have any liability to the other party hereunder with respect to any misrepresentation or breach of any representation or warranty herein contained, unless on or before the end of the twenty-fourth (24th) full month following the Closing Date, it is given Notice asserting a claim with respect thereto and specifying the factual bases of such claim in reasonable detail to the extent then known, provided, however, that (i) a claim for breach of any covenant or for breach of any representation or warranty made by Seller contained in 6.1, 6.2 or 6.3 above and
Section 6.7 ("Title Representations") may be made until such time as the applicable statute of limitations with respect to the enforcement of any claims shall have expired, (ii) a claim for breach of any representation or warranty made by Seller contained in Section 6.16 above may be made until the end of the 66th full month following the Closing Date and (iii) a claim for breach of any breach of any representation or warranty made by Seller contained in Sections
6.18 ("Tax Representations") may be made until such time as the statute of limitations applicable to the Taxes in question shall have expired. If Notice of assertion of an indemnity claim is timely given, the obligation of the party receiving such Notice shall not be limited by any time periods set forth herein.


   10.2. SELLER'S OBLIGATION TO INDEMNIFY. Subject to the limitations set forth in Section 10.3, Seller shall indemnify and hold Purchaser and any of Purchaser's direct or indirect wholly-owned subsidiaries, and Purchaser and such subsidiaries only, harmless in respect of any and all Damages actually incurred, suffered or sustained by Purchaser in connection with (i) an imposition of any liability against Purchaser in connection with any Excluded Asset or arising from any Excluded Liability, (ii) the breach of any representation or warranty contained in Section 6, (iii) the breach or other failure of Seller to perform any covenant, agreement or obligation of Seller pursuant to this Agreement, (iv) arising from, by reason of or in connection with Seller's failure to comply with the requirements of any bulk sales or similar legislation applicable to the transactions contemplated by this Agreement, (v) arising from, by reason of, in connection with, or relating to any Environmental Claim resulting from, arising out of or relating to the ownership, operation, condition at anytime on or before the Closing Date or the conduct of the Business by Seller at anytime prior to the Closing Date, in either case, even if such claim is not discovered until after the Closing Date, (vi) the costs of any Remedial Action necessary in connection with any of the Assets in order to prevent the occurrence of any Environmental Claim or arising out of or based upon a condition relating to the Assets which existed prior to the Closing Date, or (vii) arising from, reason of or in connection with the lawsuit identified as the Trend Litigation, including any effect such lawsuit had on the continuing operations or customer relationships of the Business; PROVIDED that in no case shall Seller's obligations to Purchaser or any party associated or Affiliated with Purchaser in respect of Damages incurred by reason of or in connection with this Agreement or the breach, non-performance or any other Claim in respect hereto exceed the amount of the Purchase Price (herein, the "Cap").

   10.3. INDEMNIFICATION LIMITATIONS.

       10.3.1.   Notwithstanding any provision to the contrary contained in
Section 10 herein, Seller's obligation to indemnify Purchaser or any party associated or Affiliated with Purchaser pursuant to Section 10.2 shall not be effective until the aggregate dollar amount of all Damages indemnified against under such Section exceeds Two Hundred and Fifty Thousand Dollars ($250,000) (herein, the "Cushion") in the aggregate; PROVIDED, HOWEVER, that this Section
10.3.1 shall not apply to (x) Seller's indemnification obligations pursuant to
Section 10.2(i), Section 10.2(v), Section 10.2(vi) and Section 10.2(vii) or (y) any Damages resulting from any breach of (i) any Tax Representation, (ii) any representation or warranty of Seller contained in Section 6.16 above, (iii) any Title Representations, or (iv) any Claims relating to fraud. The Cushion shall be a deductible amount which Purchaser shall have to satisfy prior to having any right to an indemnity hereunder; for example, if Purchaser shall prove Damages in the aggregate of $250,001, then Seller, pursuant to its indemnity obligations, would be required to indemnify Purchaser $1.00.

       10.3.2. In addition, in no case shall Seller's obligation to indemnify Purchaser or any party associated or Affiliated with Purchaser pursuant to
Section 10.2 exceed the amount of the Purchase Price (herein, the "Cap"), except for any Claims relating to fraud.

   10.4. PURCHASER'S OBLIGATION TO INDEMNIFY. Purchaser shall indemnify and hold Seller harmless in respect of:

       (i) any and all Damages actually incurred, suffered or sustained by Seller in connection with any breach or other failure by Purchaser to perform any obligation under or in connection with:

         (a) any of the Leases, the Assumed Liabilities or the Assigned Contracts (to the extent assigned to Purchaser),

         (b) all Environmental Claims (including, without limitation, removal and clean-up costs and reasonable attorneys' and consultants fees and disbursements) which arise after the Closing Date which are directly related to any actions taken following the Closing Date (and are not related to any actions taken prior to the Closing Date) from or in connection with (1) Purchaser's violation of any

    Environmental Law at the Division, (2) the generation, use, manufacture, refining, transportation, treatment, storage, handling or Release of any Hazardous Materials on, in or under the Real Property or the real property to which any Lease relates (the "Property") by Purchaser (or any of its directors, officers, agents and employees) or the presence of Hazardous Materials at, in or under the Property or (3) any disturbance or migration of any Hazardous Materials on, onto, within or from the Property, or

         (c) the payment of any Taxes with respect to the operations of the Division and the Business subsequent to the Closing Date; and

     (ii) any Damages in excess of $100,000 in the aggregate as a deductible amount in connection with (a) the breach of any representation or warranty contained in Section 7, (b) the breach of other failure of Purchaser to perform any covenant, agreement or obligation of Purchaser pursuant to this Agreement (other than as set forth in Section 10.4(i) above) or pursuant to any other instrument delivered by Purchaser in connection herewith, and (c) the operation of the Business by Purchaser from and after the Closing Date.

   10.5. NOTICE AND DEFENSE OF CLAIM. Whenever any Claim shall arise for indemnification hereunder, the party asserting the Claim or any officer, director or affiliate thereof (each an "Indemnified Party") shall provide prompt Notice to the other party (the "Indemnifying Party") of the right to indemnification and the facts constituting the basis for such Claim. Failure to provide prompt Notice shall not prejudice the rights of the Indemnified Party, except to the extent that the Indemnifying Party shall have been materially prejudiced by such failure.

       10.5.1. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon Notice to the Indemnified Party, may assume the control of the defense of any such claim or legal proceeding (including, without limitation, the ability to settle such claim or legal proceeding) with counsel reasonably satisfactory to the Indemnified Party; provided, however, that (a) if, in the judgment of the Indemnified Party such claim cannot properly be resolved by money damages alone or (b) the Indemnified Party, at the Indemnifying Party's sole cost and expense, may assume control of the defense of such claim or legal proceeding; PROVIDED, FURTHER, that this indemnity does not fully cover the claim or legal proceeding, the Indemnified Party and the Indemnifying Party will jointly control the defense of such claim or legal proceeding. The Indemnified Party shall be entitled to participate in the defense of any such action, with its counsel and at its own expense.

       10.5.2. If the Indemnifying Party, after receiving Notice of a claim or litigation, does not assume the defense of any such claim or litigation resulting therefrom within a reasonable period of time, the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any Damages resulting therefrom. Except under the circumstances described in the immediately preceding sentence, the Indemnifying Party shall not be obligated to indemnify the Indemnified Party for any settlement entered into without the Indemnifying Party's prior written consent.

       10.5.3. The Indemnifying Party shall pay promptly to any Indemnified Party the amount of all Damages to which the foregoing indemnities relate.

   10.6. INDEMNIFICATION SOLE REMEDY. Following the Closing, the indemnification procedures and remedies set forth in this Section 10, including the qualifications and limitations contained herein, shall constitute the sole and exclusive remedy for (i) an Indemnified Party hereto for a breach of any covenant or representation or warranty an Indemnifying Party, or (ii) any third party, who by reason of a relationship with an Indemnified Party, whether as an Affiliate, guarantor, successor in interest or assignee of such party or otherwise, shall have, allege to have or seek Damages in respect of any covenant, representation or warranty of the Indemnifying Party hereto, or otherwise have recourse against the Indemnifying Party in respect of this Agreement or any representation, warranty or covenant herein contained; provided, however, nothing in this Section 10.5 shall limit the remedies of Purchaser in the event of a claim relating to fraud. Notwithstanding the foregoing, any Damages that Purchaser may claim hereunder for the breach of any representation, warranty or covenant by Seller shall be limited to matters or items that shall not have been taken into account in the determination of the Working Capital Adjustment.

11. ADDITIONAL COVENANTS

   11.1. TRANSFERRED EMPLOYEES.

       11.1.1. Purchaser hereby agrees to offer employment to each employee actively employed in the Division by Seller on the Closing Date (other than any such employee who has been given notice of termination or who has given notice of resignation or retirement prior to the Closing Date) and each of the Other Personnel (subject to any other provisions herein provided with respect to Other Personnel). Such employment with the Purchaser or an Affiliate of Purchaser shall commence as of the close of the business on the Closing Date, or, in the case of an employee of the Seller absent from active service with the Seller on the Closing Date on account of leave of absence, disability, or illness, on the day such individual returns to active service. Each such employee who has become an employee of Purchaser is referred to herein as a "Transferred Employee". Purchaser or one of its Affiliates will provide each Transferred Employee with at least the level of base pay and the level of bonus (equal to the average bonus paid to each Transferred Employee (excluding any one-time bonus payment) over the last three fiscal years) in effect on the Closing Date for such Transferred Employee, in each case for the remainder of the calendar year ending December 31, 1997, and Purchaser shall provide benefit plans and programs to Transferred Employees that are at least as favorable as such plans and programs that are available to other employees of the Purchaser and its Affiliates generally. Nothing in this Agreement, including, without limitation, the prior sentence of this Section 11.1.1, is intended to, or shall, require the Purchaser or any of its Affiliates to employ a Transferred Employee on a basis other than as an employee at will.

       11.1.2. Immediately as of the commencement of their employment with Purchaser or one of its Affiliates, all Transferred Employees shall be entitled to participate in one or more group health plans maintained or contributed to by Purchaser with the result that no Transferred Employee who commenced employment with Purchaser or one of its Affiliates as of the Closing Date shall be entitled to continuation coverage under Seller's group health plans pursuant to
Section 601 of ERISA because of the transactions contemplated by this Agreement.

       11.1.3. All service rendered for Seller prior to the Closing Date by Transferred Employees shall be counted for all purposes on and after the Closing Date under all of Purchaser's employee benefit plans, policies and arrangements, except for benefit accruals under any defined benefit plan of Purchaser. With respect to Purchaser's health plans, any deductible, co-insurance or maximum out-of-pocket payments made by a Transferred Employee under Seller's Employee Benefit Plans relating to health and accident coverage for any given qualification period prior to the Closing Date shall be credited to such Transferred Employee, and shall reduce the amount of any deductible, co-insurance or maximum out-of-pocket payments payable under Purchaser's Plans, during a similar period of qualification.

       11.1.4. Purchaser shall cause one or more employee benefit plans maintained by Purchaser and qualified under Sections 401(a) and 401(k) of the Code to accept rollovers of Transferred Employees' accounts in the Brown 401(k) Plan, subject to the requirements of ERISA and the Code.

   11.2. WARN ACT MATTERS. Purchaser shall indemnify and hold the Seller harmless from and against any loss which the Seller incurs under the WARN Act arising out of, or relating to, any actions taken by the Purchaser with respect to Transferred Employees after the Closing Date.

   11.3. ASSUMPTION OF ACCRUED COMPENSATION. Effective as of the Closing, Purchaser shall assume Seller's obligations with respect to accrued sick pay, vacation pay and other Accrued Compensation for all Transferred Employees. During the Interim Period, Seller shall pay and/or accrue all compensation, including vacation pay, sick leave, and similar time, in the ordinary course of business.

   11.4. PAYMENT OF HEALTH BENEFIT AND DISABILITY CLAIMS. Seller shall be responsible for the payment of health benefit, welfare and short- and long-term disability claims of Transferred Employees and their covered dependents for events incurred though the close of business on the Closing Date or, if later, the commencement of employment with Purchaser or one of its Affiliates and Purchaser shall be responsible for the payment of health benefit and short- and long-term disability claims of Transferred Employees and their covered dependents for events incurred after the close of business on the Closing Date or, if later, the commencement of employment with Purchaser or one of its Affiliates.

   11.5. COBRA MATTERS. Seller shall be responsible for providing health care continuation coverage pursuant to the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), to the extent required by COBRA, for all Transferred Employees and their covered dependents who had a "qualifying event" under COBRA prior to commencement of employment with Purchaser or one of its Affiliates, and Purchaser shall be responsible for providing health care continuation coverage pursuant to COBRA for all Transferred Employees and their dependents who had a "qualifying event" under COBRA at any time after commencement of employment with Purchaser or one of its Affiliates.

   11.6. NO THIRD PARTY BENEFICIARIES. Notwithstanding any possible inferences to the contrary, neither Seller nor Purchaser intends for this Section 11, or any other representation, warranty or covenant herein made, to create any rights or obligations except as between Seller and Purchaser as terms and conditions of this transaction, and no third Person (including without limitation, any past, present or future employees of Seller or Purchaser, or any Transferred Employees) shall be treated as third party beneficiaries of any representations, warranties or covenants of either party herein made.

   11.7. DISCHARGE OF BUSINESS OBLIGATIONS. From and after the Closing Date, Seller shall pay and discharge, in accordance with past practice but not other than on a timely basis, all obligations and liabilities incurred prior to the Closing Date in respect of the Business, its operation or the assets and properties used therein (except for those obligations and liabilities expressly assumed by Purchaser hereunder).

   11.8. MAINTENANCE OF BOOKS AND RECORDS. Each of Seller and Purchaser shall preserve until the seventh anniversary of the Closing Date all records possessed or to be possessed by such party relating to the Business as existing or conducted prior to the Closing Date, provided, however, that all such records relating to tax matters shall be retained until all tax years included within or prior to the year in which the Closing Date occurs have been closed by all relevant federal, state and local taxing authorities. After the Closing Date, where there is a legitimate purpose (including, without limitation, in connection with defense of third party litigation), such party shall provide the other party with reasonable assistance and access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (i) authorized Personnel or representatives of such party and (b) the Books and Records of such party, but, in each case, only to the extent relating to the Business prior to the close of business on the Closing Date, and the other party and its representatives shall have the right to make copies of such Books and Records; provided, however, that the foregoing right to assistance and access shall not be exercised in such a manner as to interfere unreasonably with the normal operations and business of such party; and further, provided, that, as to so much of such information as constitutes trade secrets or confidential business information of such party, the requesting party and its authorized Personnel and representatives will use due care to not disclose such information to any third Person, except (i) as required by applicable Law or Order, (ii) with the prior written consent of such party, which consent shall not be unreasonably withheld or delayed, or (iii) where such information becomes available to the public generally, or becomes generally known to competitors of such party, through sources other than the requesting party, its Affiliates or its Personnel or representatives. Such records may nevertheless be destroyed by a party if such party sends to the other party Notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the 60th day after such Notice is given unless the other party objects to the destruction, in which case the party seeking to destroy the records shall deliver such records to the objecting party at the expense of the objecting party.

   11.9. PAYMENTS RECEIVED; COLLECTION OF RECEIVABLES. Seller and Purchaser each agree that after the Closing they will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash), mail or other property that they may receive on or after the Closing which properly belongs to the other party. Anything contained in this Agreement to the contrary notwithstanding, the collection of Seller's Receivables relating to the Business prior to the Closing Date is the risk and responsibility of Purchaser, provided, however, that Seller will cooperate with Purchaser to insure an orderly collection by Purchaser of such accounts receivable.

   11.10. SELLER'S CONTINUED EXISTENCE. Seller hereby agrees that for the period beginning on the Closing Date and ending on the last day of the 66th full month following the Closing Date or, if any claims for which Seller has been notified is currently pending, the date on which such claim is finally resolved in accordance with the provisions of this Section 10, Seller shall, at all times during such period, maintain a minimum net worth equal to the Purchase Price; PROVIDED that this Section 11.10 shall not restrict Seller from changing into a corporate form or taking other structural arrangements with its affiliates, so long as its successor-in-interest shall agree in writing to be bound by this
Section 11.10 and the indemnification obligations of Seller set forth herein.

   11.11. RITE AID PAYMENTS. Prior to the Closing Date, Seller shall pay to Rite Aid all amounts owed by Seller to Rite Aid in respect of the overpayment of severance benefits, which amount is estimated by Seller to be $87,131.94. Furthermore, the parties agree that to the extent that the June 30 Balance Sheet contains an account payable for all or a portion of the amount owed to Rite Aid in respect of the overpayment of severance benefits, such amount shall be an Excluded Liability for purposes of this Agreement and shall be appropriately excluded from the Pro Forma Balance Sheet and Closing Date Balance Sheet in accordance with the terms hereof. If such amount is not paid by Seller prior to the Closing Date, Seller shall be fully indemnified for such amount without application of the cushion.

12. RESTRICTIONS ON BUSINESS ACTIVITIES

   12.1. NON-SOLICITATION OF EMPLOYEES. Each of the parties hereto agrees that it will not, for a period of eighteen (18) months subsequent to the Closing Date, induce or seek to induce any of the employees of the other (including, in Seller's case, any inducement of any of the Transferred Employees), to leave the employment of the other party or to obtain employment with any third party, provided that this shall not apply to discussions with any employees of the other party who shall or may seek employment with a party without inducement of such party.


   12.2. PRINTING.

        12.2.1. Seller agrees that for a period of five (5) years following the Closing Date, it will not, and it will cause its Affiliates not to, (i) engage in the business of printing of advertising circulars and other publications of the types currently produced at the Division and television books, newspapers, Sunday magazines and comics in the United States, provided that such restriction shall not apply to occasional sales made in the United States by any non-United States based Affiliate of Seller to the extent printed outside of the United States or (ii) invest in, manage, operate, join or control as a partner, stockholder, consultant or otherwise, any person that competes in the business of printing advertising inserts in the United States ("Restricted Business"); PROVIDED, HOWEVER, that nothing in this Section 12.2 shall prohibit Seller, or its affiliates, from (a) owning up to 5% of the outstanding voting securities of any publicly traded entity or (b) acquiring a Restricted Business as an incidental part of an acquisition (by joint venture, merger or other) of the assets of, or the majority of voting interests in, another person (a "Target Business") if the sales of the Target Business from the Restricted Business are not in excess of 10% of the sales of the Target Business in the fiscal year of the Target Business, for reporting purposes, preceding such acquisition. In the event the Seller or its affiliates acquire a Restricted Business pursuant to provision (b) in the preceding sentence and the sales of the Restricted Business are in excess of 10% of the sales of the Target Business in such fiscal year, Seller shall provide Purchaser with Notice of such acquisition, and for a period of three months following such acquisition, Purchaser shall have the right to acquire the Restricted Business on the terms and conditions mutually satisfactory to the parties hereto. If the parties fail to reach an agreement within such three-month period, Seller shall thereafter divest such Restricted Business within such nine-month period by way of auction or other competitive bidding process, negotiation, sale or such other manner or divestiture as Seller shall deem appropriate. If prior to the expiration of nine-month period, Purchaser shall have made an offer to purchase the Restricted Business (the "Offer"), then Seller shall not, for as long as the Offer remains outstanding, sell the Restricted Business for an amount that would result in gross proceeds to Seller less than the amount Seller would have received from Purchaser under the Offer. In addition, Seller agrees that it will not provide prepress or related services for the activities listed in Section 12.2(a)(i) under the "PrepSAT" name.

        12.2.2. If any provisions contained in this Section 12.2 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 12.2, but this Section 12.2 shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein.
It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section 12.2 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law. Seller agrees that Purchaser shall be entitled, upon a proper showing, to injunctive relief requiring specific performance of this
Section 12.2 by Seller.

   12.3. CUSTOMER RELATIONS. Seller agrees that with respect to the current business of Seller's customers reflected in the Assumed Contracts, and during the current term of each such Assumed Contract, Seller will not induce or seek to induce such customer to have work done other than at the Division. Purchaser agrees that following the Closing, it will honor all outstanding Quotations made by Seller during the period from the date of this Agreement to Closing, provided such Quotations were made in accordance with this Agreement.

   12.4. AUDITED FINANCIAL STATEMENTS. Seller agrees, at the request of the Purchaser, to authorize PW (or another mutually agreed upon "Big Six" accounting firm) to prepare such additional financial statements and reports as may be necessary for Purchaser to comply with its financial reporting obligations under the Federal securities laws or otherwise. In connection with the foregoing, Seller agrees to provide Purchaser and its representatives access to all Books and Records reasonably necessary to prepare such statements and to provide access to all personnel as are reasonably necessary to assist in the preparation of the statements. Purchaser shall reimburse Seller for, or pay PW directly for, the actual cost plus reasonable expenses of the PW audit, to the extent requested by Purchaser, except to the extent such expenses would have been incurred by Seller in the ordinary course of its business.

13. MISCELLANEOUS

   13.1. TERMINATION. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated by Notice of termination at any time before the Closing (that is, prior to the Closing and the application of the various conditions to Closing as set forth in Section 9 above) only as follows:

        13.1.1.    by mutual consent of Seller and Purchaser;

        13.1.2. by Purchaser or Seller, upon Notice to Seller or Purchaser, as applicable, given at any time after December 31, 1997, if the Closing has not by then occurred;

        13.1.3. by either Purchaser or Seller, as applicable, if the other party is in material breach of any provision of this Agreement and such breach has not been waived by the non-breaching party; PROVIDED, HOWEVER, that such termination shall not be effective unless and until the nonbreaching party has given written notice to the breaching party of such breach and of its intention to terminate this Agreement and the breaching party fails to cure, or cause to be cured, such breach within ten (10) Business Days following receipt of such notice;

        13.1.4. By either Purchaser or Seller if a court of competent jurisdiction or governmental, regulatory, or administrative agency or commission shall have issued an order, decree, or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable (provided, however, that the right to terminate this Agreement pursuant to this Section 13.1.4 shall not be available to any party until such party has used all reasonable efforts to remove such order, decree, or ruling);

        13.1.5. In the event of the termination and abandonment hereof pursuant to the provisions of this Section 13.1, this Agreement (except for the provisions of Sections 5, 8.1.12, 8.2.3 and this Section 13.1.5, all of which shall continue) shall become void and have no effect.

   13.2. EXPENSES. Except as specifically provided otherwise in this Agreement, the parties hereto shall pay their own costs and expenses relating to the negotiating and entering into of this Agreement and the consummation of the transactions contemplated hereby. In the event that this Agreement is terminated by either party pursuant to Section 13.1.3, the breaching party shall pay to the non-breaching party on demand an amount equal to the non-breaching party's reasonable out-of-pocket fees and expenses (for which the breaching party has been provided reasonable documentation) incurred in connection with the transactions contemplated by this Agreement, including attorney's fees, filing fees (including under the HSR Act), and fees and expenses relating to the non-breaching party's due diligence had the closing occurred; PROVIDED, HOWEVER, that the fees and expenses to be paid by the breaching party pursuant to this
Section 13.2 shall not exceed $250,000 in the aggregate; PROVIDED, FURTHER, that the amount of any fees and expenses of Seller shall not include those fees and expenses incurred by Seller in connection with the sale of Seller's businesses other than the Business.

   13.3. ENTIRE AGREEMENT. This Agreement, including the Exhibits attached hereto and the other documents referred to herein which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter, including without limitation any matters stated in May 1997 Descriptive Memorandum prepared by Lehman Brothers or in Purchaser's bid documents or other correspondence, but the parties specifically agree that the Confidentiality Agreement shall only be deemed superseded upon the occurrence of the Closing, and shall until such event, shall constitute a separate enforceable agreement between them.

   13.4. COMPLIANCE WITH BULK SALES LAWS. Purchaser and Seller hereby waive compliance with the bulk sales laws and other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement.

   13.5. AMENDMENTS. This Agreement may be amended, modified and supplemented only by a written agreement signed by the parties hereto.

   13.6. WAIVER OF COMPLIANCE. Any failure of Seller, on the one hand, or Purchaser on the other hand, to comply with any obligation, covenant, agreement or condition contained herein may be expressly waived in writing by the other party or parties, as the case may be, but such waiver or failure to insist upon strict compliance shall not operate as a waiver of any subsequent or other failure.

   13.7. NOTICES. Any Notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be sufficient if given in writing and delivered personally or sent by facsimile, telegram, recognized courier service (with receipt acknowledged) or by registered or certified mail, postage prepaid, with copy thereof being telefaxed as an information copy only, as follows:

If to Seller, to:  Gruner + Jahr Printing & Publishing Co.
                   c\o Brown Printing Company
                   2300 Brown Avenue
                   Waseca, Minnesota 56093-0517
                   Attention:     Mr. Arno Buchholz
                   Facsimile No.: (507) 835-0238

With a copy to:    Fox Horan & Camerini, LLP
                   One Broadway (7th Floor)
                   New York, New York 10004
                   Attention:     Clifford A. Rathkopf, Jr., Esq.
                   Facsimile No.: (212) 709-0248

or to such other person, facsimile number or address as Seller shall furnish to Purchaser in writing.

If to Purchaser, to:    Big Flower Press Holdings, Inc.
                        3 East 54th Street
                        New York, New York 10022
                        Attention:  General Counsel
                        Facsimile No.: (212) 223-4074

or to such other person, facsimile number or address as Purchaser shall furnish to Seller in writing.

   13.8. GOVERNING LAW. This Agreement shall be governed by and interpreted and enforced in accordance with the substantive and procedural laws of the State of New York, but without regard to its conflict of laws rules and laws.

   13.9. JURISDICTION. Any judicial proceeding brought against any of the parties to this Agreement on any dispute arising out of this Agreement or any matter related hereto may be brought in the court of the State of New York or in the United States District Court for the Southern District of New York, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts the exclusive jurisdiction of such courts and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, and agrees that venue in any such court or in such jurisdiction is not inconvenient.

   13.10. ASSIGNMENT. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any other rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties hereto, which consent may be refused for any reason or no reason, except that Purchaser shall be permitted to assign its rights and interests hereunder to any wholly-owned subsidiary at any time, upon Notice thereof to Seller, if such assignment shall not relieve Purchaser of primary financial responsibility hereunder. Any assignment which contravenes this Section 13.10 shall be void AB INITIO.

   13.11. TABLE OF CONTENTS AND CAPTIONS. The Table of Contents and all section headings contained in this Agreement are for convenience and reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

   13.12. SEVERABILITY. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

   13.13. COUNTERPARTS. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.



                              [signature page to follow]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.



                             GRUNER + JAHR PRINTING & PUBLISHING CO.
                                  By:  G+J USA Group, Inc., managing general
                                       partner


                                       By:  /s/ Arno Buchholz
                                            -------------------------------
                                            Name:     Arno Buchholz
                                            Title:    Executive Vice President



                             TREASURE CHEST ADVERTISING COMPANY, INC.


                                       By:  /s/ Mark A. Angelson
                                            --------------------------------
                                            Name:     Mark A. Angelson
                                            Title:    Secretary

                                SUMMARY OF EXHIBITS TO
                            THE ASSET PURCHASE AGREEMENT,
                       DATED AS OF SEPTEMBER 15, 1997, BETWEEN
                       GRUNER + JAHR PRINTING & PUBLISHING CO.
                     AND TREASURE CHEST ADVERTISING COMPANY, INC.

EXHIBITS
    2.1       Permitted Encumbrances
    2.3.9     Additional Excluded Assets
    2.5       Additional Excluded Liabilities
    3.3.1     June 30 Working Capital
    4.2.1.4 Legal Opinion of Fox Horan & Camerini LLP and of Walter, Conston, Alexander & Green
    4.2.2.5 Legal Opinion of Howard, Darby & Levin and of Vice President and Associate General Counsel of Purchaser
    6.4       Financial Statements for Fiscal Year ended 6/30/97
    6.5       Inventory and Receivables
    6.6       Disclosure of Existing Conditions
    6.7.3     List of Real Property and Real Property Leases
    6.8       Conditions of Tangible Assets
    6.9       Litigation and Claims
    6.10      Compliance with Law
    6.11      Required Governmental Approvals and Consents
    6.12.1    Certain Agreements with Officers, etc.
    6.12.2    Labor Unions
    6.12.3    Purchase of Supplies
    6.12.4    Products or Service Sale Agreements
    6.12.5    Sales Representative Agreements
    6.12.6    Terminable Agreements
    6.12.7    Certain Real Property Leases
    6.12.8    Permits Material to the Business
    6.12.9    Certain Notes, Loans, etc.
    6.12.10   Lines of Credit or Guarantees
    6.12.11   Charitable or Political Contributions
    6.12.12   Capital Expenditures in Excess of $50,000
    6.12.13   Restrictive Covenants or Agreements
    6.12.14   Agreement not in the Ordinary Course of Business
    6.12(ii)  Customer Contracts
    6.13      Employee Benefit Plans
    6.16      Environmental Matters
    6.18      Tax Matters
    6.19      Names and Locations of RCPC Business
    6.20      Bank Accounts and Powers of Attorney
    6.22      List of Personnel with "Seller's Knowledge"
    6.24      Affiliate Transactions

    6.26      Largest Suppliers and Customers
    6.27      List of Intellectual Property Rights
    8.1.13    Estoppel Certificate
    9.2.6     Material Consents and Approvals


                                          56